UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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Starbucks Corporation

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Seattle, Washington
January 22, 2010

Dear Shareholders:

You are cordially invited to attend the Starbucks Corporation 2010 Annual Meeting of Shareholders on March 24, 2010 at 10 a.m. (Pacific Time). The meeting will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and transportation information appear on the back cover of the notice of annual meeting and proxy statement.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, Starbucks has elected to deliver our proxy materials to the majority of our shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On January 26, 2010, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our fiscal 2009 proxy statement and 2009 annual report to shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will serve as an admission ticket for one shareholder to attend the 2010 Annual Meeting of Shareholders. On January 26, 2010, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy statement includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. Each attendee must present the Notice, an admission ticket or other proper form of documentation (as described in the section “Annual Meeting Information” in the proxy statement) to be admitted.

The matters to be acted upon are described in the notice of annual meeting and proxy statement. At the Annual Meeting of Shareholders, we will also report on our operations and respond to questions from shareholders.

As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. Again this year, seating will be limited to McCaw Hall only, and we cannot guarantee seating for all shareholders. Shareholders may also log onto a live webcast of the meeting; please see details on our Investor Relations website at http://investor.starbucks.com. Doors will open at 8 a.m. (Pacific Time) the day of the event.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Very truly yours,

Howard Schultz
chairman, president and chief executive officer

STARBUCKS CORPORATION
2401 Utah Avenue South
Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Starbucks Corporation will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, on March 24, 2010 at 10 a.m. (Pacific Time) for the following purposes:

1.	To elect eleven directors nominated by the board of directors to serve until the 2011 Annual Meeting of Shareholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2010;

3.	To consider one shareholder proposal described in the accompanying proxy statement, if properly presented at the Annual Meeting of Shareholders; and

4.	To transact such other business as may properly come before the Annual Meeting of Shareholders.

Only shareholders of record at the close of business on January 14, 2010 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on March 24, 2010. Our proxy statement is attached. Financial and other information concerning Starbucks is contained in our annual report to shareholders for the fiscal year ended September 27, 2009. The proxy statement and our fiscal 2009 annual report to shareholders are available on our website at http://investor.starbucks.com. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com, which does not have “cookies” that identify visitors to the site.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered holders may vote:

1. By Internet: go to www.proxyvote.com;

2. By toll-free telephone: call 1-800-690-6903; or

3.	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting of Shareholders.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the board of directors,

Paula E. Boggs
secretary

Seattle, Washington
January 22, 2010

STARBUCKS CORPORATION
2401 Utah Avenue South
Seattle, Washington 98134

PROXY STATEMENT
for the
ANNUAL MEETING OF SHAREHOLDERS

We are making this proxy statement available to you on or about January 22, 2010 in connection with the solicitation of proxies by our board of directors for the Starbucks Corporation 2010 Annual Meeting of Shareholders. At Starbucks and in this proxy statement, we refer to our employees as partners. Also in this proxy statement we sometimes refer to Starbucks as the “Company,” “we” or “us,” and to the 2010 Annual Meeting of Shareholders as the “annual meeting.” When we refer to the Company’s fiscal year, we mean the annual period ending on the Sunday closest to September 30 of the stated year. This proxy statement is for fiscal 2009, which was from September 29, 2008 through September 27, 2009 (“fiscal 2009”).

Internet Availability of Annual Meeting Materials

Under Securities and Exchange Commission (“SEC”) rules, Starbucks has elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On January 26, 2010, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing shareholders to a website where they can access our fiscal 2009 proxy statement and fiscal 2009 annual report to shareholders and view instructions on how to vote via the Internet or by phone. If you received the Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed to you.

Annual Meeting Information

The annual meeting will be held at 10 a.m. (Pacific Time) on March 24, 2010, at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and a map are provided on the back cover of this proxy statement. For those shareholders receiving a Notice, the Notice will serve as an admission ticket for one shareholder to attend the annual meeting. For those shareholders receiving a paper copy of proxy materials in the mail, an admission ticket for one shareholder to attend the annual meeting is enclosed in the proxy materials.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. The term of any director who does not receive a majority of votes cast in an election held under the majority voting standard terminates on the earliest to occur of (i) 90 days after the date election results are certified; (ii) the date the director resigns; or (iii) the date the board of directors fills the position. As provided in our bylaws, a “contested election” is one in which:

•	as of the last day for giving notice of a shareholder nominee, a shareholder has nominated a candidate for director according to the requirements of our bylaws; and

•	the board of directors considers that a shareholder candidacy has created a bona fide election contest.

Voting Information

Record Date.  The record date for the annual meeting is January 14, 2010. On the record date, there were 743,179,676 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Voting Your Proxy.  Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the annual meeting, the shares of Starbucks common stock represented by the proxy will be voted: (i) FOR the election of each of the eleven director candidates nominated by the board of directors; (ii) FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2010 (“fiscal 2010”); (iii) AGAINST the shareholder proposal regarding recycling strategy for beverage containers; and (iv) in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting.

Revoking Your Proxy.  A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later-dated proxy card to our corporate secretary prior to the annual meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the annual meeting; or (iii) attending and voting in person at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy. If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote.

Vote Required.  The presence, in person or by proxy, of holders of a majority of the outstanding shares of Starbucks common stock is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. If a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. If a quorum is present, ratification of our independent registered public accounting firm and approval of the shareholder proposal, and all other matters that properly come before the meeting, require that the votes cast in favor of such actions exceed the votes cast against such actions. The following will not be votes cast and will have no effect on the election of any director nominee or the other proposals: (i) broker non-votes; (ii) a share whose ballot is marked as abstain; (iii) a share otherwise present at the annual meeting but for which there is an abstention; and (iv) a share otherwise present at the annual meeting as to which a shareholder gives no authority or direction.

Please note that this year the rules that govern how brokers vote your shares have changed. Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted. Proxies and ballots will be received and tabulated by Broadridge Financial Services, our inspector of elections for the annual meeting.

Expenses of Solicitation.  We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors, officers and Starbucks partners in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our bylaws, our board of directors has set its size at eleven members; there are currently eleven members. Under our bylaws, the number of directors may be changed at any time by a resolution of the board of directors. The terms of each of the eleven current directors expire upon the election and qualification of the directors to be elected at the 2010 annual meeting. The board of directors has nominated each of the eleven current directors for re-election at the annual meeting, to serve until the 2011 Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the annual meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the board of directors, unless the board chooses to reduce its own size. The board of directors has no reason to believe any of the nominees will be unable or will decline to serve if elected. Proxies cannot be voted for more than eleven persons since that is the total number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Starbucks.

Nominees

HOWARD SCHULTZ, 56, is the founder of Starbucks Corporation and serves as our chairman, president and chief executive officer. Mr. Schultz has served as chairman of the board of directors since our inception in 1985, and in January 2008, he reassumed the role of president and chief executive officer. From June 2000 to February 2005, Mr. Schultz also held the title of chief global strategist. From November 1985 to June 2000, he served as chairman of the board and chief executive officer. From November 1985 to June 1994, Mr. Schultz also served as president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to the Company. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company.

BARBARA BASS, 58, has been a Starbucks director since January 1996. Since 1993, Ms. Bass has been the president of the Gerson Bakar Foundation, a charitable organization. From 1989 to 1992, Ms. Bass was president and chief executive officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc. She also serves on the board of directors of DFS Group Limited and bebe stores, inc.

WILLIAM W. BRADLEY, 66, has been a Starbucks director since June 2003. Mr. Bradley is a managing director of Allen & Company LLC, an investment banking firm. From 2001 until 2004, he acted as chief outside advisor to McKinsey & Company’s non-profit practice. In 2000, Mr. Bradley was a candidate for the Democratic nomination for President of the United States. He served as a senior advisor and vice chairman of the International Council of JP Morgan & Co., Inc. from 1997 through 1999. During that time, Mr. Bradley also worked as an essayist for CBS Evening News, and as a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Mr. Bradley served in the U.S. Senate from 1979 until 1997, representing the State of New Jersey. Prior to serving in the U.S. Senate, he was an Olympic gold medalist in 1964, and from 1967 through 1977 he played professional basketball for the New York Knicks, during which time they won two world championships. Mr. Bradley also serves on the boards of directors of Willis Group Holdings Limited and Seagate Technology.

MELLODY HOBSON, 40, has been a Starbucks director since February 2005. Ms. Hobson has served as the president and a director of Ariel Investments, LLC, a Chicago-based investment management firm, and as the chairman (since 2006) and a trustee (since 2000) of the mutual funds it manages. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson works with a variety of civic and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Education Fund. In 2004, The Wall Street Journal named her as one of its “50 Women to Watch.” Ms. Hobson also serves on the boards of directors of DreamWorks Animation SKG, Inc. and The Estee Lauder Companies, Inc. Additionally, she is on the board of governors of the Investment Company Institute and is a member of the SEC Investment Advisory Committee.

KEVIN R. JOHNSON, 49, has been a Starbucks director since March 2009. Mr. Johnson has served as the Chief Executive Officer of Juniper Networks, Inc., a leading provider of high-performance networking products and services, since September 2008. Mr. Johnson also serves on the board of directors of Juniper Networks. Prior to joining Juniper Networks, Mr. Johnson served as President, Platforms and Services Division for Microsoft Corporation, a worldwide provider of software, services and solutions. Mr. Johnson was a member of Microsoft’s Senior Leadership Team and held a number of senior executive positions over the course of his

16 years at Microsoft. Prior to joining Microsoft in 1992, Mr. Johnson worked in IBM’s systems integration and consulting business.

OLDEN LEE, 68, has been a Starbucks director since June 2003. Mr. Lee has also served as our interim executive vice president, Partner Resources since April 2009. Mr. Lee undertook the role of interim head of Partner Resources while the Company searched for an executive vice president, Partner Resources. Mr. Lee will continue with the Company on an interim basis to assist the new head of Partner Resources and ensure a smooth transition. Prior to serving in his current role, Mr. Lee worked with PepsiCo, Inc. for 28 years in a variety of positions, including serving as senior vice president of human resources of its Taco Bell division and senior vice president and chief personnel officer of its KFC division. Mr. Lee currently serves as principal of Lee Management Consulting, a management consulting firm he founded. Mr. Lee also serves on the board of directors of TLC Vision Corporation.

SHERYL SANDBERG, 40, has been a Starbucks director since March 2009. Ms. Sandberg has served as the Chief Operating Officer of Facebook, Inc., an online social utility company, since March 2008. From 2001 to March 2008, Ms. Sandberg was the Vice President of Global Online Sales and Operations for Google Inc., an Internet search engine company. Ms. Sandberg also is a former Chief of Staff of the U.S. Treasury Department and previously served as a management consultant with McKinsey & Company and as an economist with The World Bank. Ms. Sandberg serves on a number of nonprofit boards including The Brookings Institution, The AdCouncil, Women for Women International, and V-Day. In 2008, Ms. Sandberg was named as one of the “50 Most Powerful Women in Business” by Fortune and one of the “50 Women to Watch” by The Wall Street Journal.

JAMES G. SHENNAN, JR., 68, has been a Starbucks director since March 1990. Mr. Shennan served as a general partner of Trinity Ventures, a venture capital organization, from September 1989 to July 2005, when he became general partner emeritus. Prior to joining Trinity Ventures, he served as the chief executive of Addison Consultants, Inc., an international marketing services firm, and two of its predecessor companies. Mr. Shennan also serves on the board of directors of P.F. Chang’s China Bistro, Inc.

JAVIER G. TERUEL, 59, has been a Starbucks director since September 2005. Mr. Teruel served as vice chairman of Colgate-Palmolive Company, a consumer products company, from July 2004 to April 2007, when he retired. Prior to being appointed vice chairman, Mr. Teruel served as Colgate-Palmolive’s executive vice president responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition. After joining Colgate in Mexico in 1971, Mr. Teruel served as vice president of Body Care in Global Business Development in New York, and president and general manager of Colgate-Mexico. He also served as president of Colgate-Europe, and as chief growth officer responsible for the company’s growth functions. Mr. Teruel currently serves as a partner of Spectron Desarrollo, SC, an investment management and consulting firm. He also serves on the boards of directors of The Pepsi Bottling Group, Inc. and J.C. Penney Company, Inc.

MYRON E. ULLMAN, III, 63, has been a Starbucks director since January 2003. Mr. Ullman has served as the chairman of the board of directors and chief executive officer of J.C. Penney Company, Inc., a chain of retail department stores, since December 2004. Mr. Ullman served as directeur general, group managing director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002. From January 1995 to June 1999, he served as chairman and chief executive officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, Mr. Ullman served as chairman and chief executive officer of R.H. Macy & Co., Inc. He also serves on the board of directors of the Federal Reserve Bank of Dallas.

CRAIG E. WEATHERUP, 64, has been a Starbucks director since February 1999. Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as chief executive officer of its worldwide Pepsi-Cola business and President of PepsiCo, Inc. He also led the initial public offering of The Pepsi Bottling Group, Inc., where he served as chairman and chief executive officer from March 1999 to January 2003. Mr. Weatherup also serves on the board of directors of Macy’s, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board Committees and Related Matters

During fiscal 2009, our board of directors had three standing committees: the Audit and Compliance Committee (the “Audit Committee”), the Compensation and Management Development Committee (the “Compensation Committee”) and the Nominating and Corporate Governance Committee (the “Nominating Committee”). The board of directors makes committee and committee chair assignments annually at its meeting immediately following the annual meeting of shareholders, although further changes to committee assignments are made from time to time as deemed appropriate by the board. Reports from the Audit Committee and Compensation Committee appear below. The committees operate pursuant to written charters, which are available on our website at www.starbucks.com/aboutus/corporate_governance.asp.

The current composition of each board committee is:

	Compensation and	Nominating and Corporate
Audit and Compliance	Management Development	Governance

Javier G. Teruel (Chair)	Barbara Bass (Chair)	Craig E. Weatherup (Chair)
Mellody Hobson	Mellody Hobson	Barbara Bass
Kevin R. Johnson	Kevin R. Johnson	William W. Bradley
Craig E. Weatherup	James G. Shennan, Jr.	Sheryl Sandberg
	Javier G. Teruel	James G. Shennan, Jr.
Myron E. Ullman, III

Affirmative Determinations Regarding Director Independence and Other Matters

Our board of directors has determined that each of the following director nominees is an “independent director” as such term is defined under NASDAQ rules:

Barbara Bass	James G. Shennan, Jr.
William W. Bradley	Javier G. Teruel
Mellody Hobson	Myron E. Ullman, III
Kevin R. Johnson	Craig E. Weatherup
Sheryl Sandberg

In determining that Ms. Sandberg is independent, the board of directors considered her position as an officer of a private company from which Starbucks purchased certain advertising and marketing services in fiscal 2009. In determining that Mr. Teruel is independent, the board of directors considered his position on the board of directors of a large public company that has a business relationship with Starbucks. None of these relationships constitutes a “related-person transaction” under applicable SEC rules. Mr. Lee is currently serving as Starbucks interim executive vice president, Partner Resources. During his service as an interim executive officer, he is not considered independent under NASDAQ standards.

The board of directors also has determined that each member of its three committees meets applicable independence requirements as prescribed by NASDAQ, the SEC and the Internal Revenue Service (“IRS”).

With the assistance of Starbucks legal counsel, the Nominating Committee reviewed the applicable legal standards for board member and board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by the independent directors. On the basis of this review, the Nominating Committee delivered its independence recommendations to the full board of directors. The board of directors made its independence and “audit committee financial expert” determinations based on the Nominating Committee’s recommendation and each member’s review of the information made available to the Nominating Committee.

Audit Committee

As more fully described in its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes, including the quarterly review and the annual audit of our consolidated financial statements by Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm. Each of Ms. Hobson and Messrs. Johnson, Teruel and Weatherup (i) meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined by NASDAQ rules; (ii) meets NASDAQ’s financial knowledge and sophistication requirements; and (iii) has been determined by the board of directors to be an “audit committee financial expert” under SEC rules. The “Audit and Compliance Committee Report” describes in more detail the Audit Committee’s responsibilities with regard to our financial statements and its interactions with Deloitte.

Review and Approval of Related-Person Transactions

Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between Starbucks and any “related person” of Starbucks must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of Starbucks as any Starbucks director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

Our board of directors has adopted a Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements, which states that it is the policy of Starbucks not to participate in “related person” transactions. In select circumstances, if the transaction provides Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and has terms that are competitive with terms available from unaffiliated third parties, then the Audit Committee may approve the transaction. The policy also provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include:

•	any individual or series of related transactions, arrangements or relationships (including, but not limited to, indebtedness or guarantees of indebtedness), whether actual or proposed;

•	in which Starbucks was or is to be a participant;

•	the amount of which exceeds $120,000; and

•	in which the related person has or will have a direct or indirect material interest. Whether the related person has a direct or indirect material interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the full Audit Committee must review and approve it. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any immaterial transaction involving a related person (i.e., a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related-person transactions, the Audit Committee looks to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director. Once the Audit Committee has determined that (i) the potential related-person transaction will provide Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and (ii) that the terms of the potential related-person transaction are competitive with terms available from unaffiliated third parties, the Audit Committee may consider other factors such as:

•	whether the transaction is likely to have any significant negative effect on Starbucks, the related person or any Starbucks partner;

•	whether the transaction can be effectively managed by Starbucks despite the related person’s interest in it;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services at comparable prices.

Audit and Compliance Committee Report

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2009 with management and Deloitte and discussed those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and SEC Regulation S-X, Rule 2-07, with Deloitte. The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and Deloitte, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for fiscal 2009 be included in the Starbucks Annual Report on Form 10-K filed with the SEC (“2009 10-K”).

Respectfully submitted,

Javier G. Teruel (Chair)
Mellody Hobson
Kevin R. Johnson
Craig E. Weatherup

Compensation Committee

As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

•	Conduct an annual review of all compensation elements for our executive officers, including any special compensation and benefits, and submit recommendations for review and approval by the independent directors.

•	Annually review, approve and submit to the independent directors for their review and approval performance measures and targets for all executive officers participating in the annual incentive bonus plan; certify and recommend to the independent directors that they certify achievement of performance goals after the annual measurement period to permit bonus payouts under the plan.

•	Review and approve the compensation structure for our senior officers below the executive officer level, oversee the compensation practices applicable to our partners generally, and approve, change when necessary and administer partner-based equity plans.

•	After consulting with the panel of independent directors, together with the chair of the Nominating Committee, the chair of the Compensation Committee annually reviews the performance of our chairman, president and chief executive officer and meets with him to share the findings of the review.

•	Annually review and approve our management development and succession planning practices and strategies.

In addition, the Compensation Committee’s charter allows it to delegate its authority to subcommittees of the committee, as may be necessary or appropriate. At least annually, the Compensation Committee reviews and approves our executive compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, shareholder interests, desired behaviors and corporate culture.

Summary of the Role of Management and Consultants in the Executive Compensation Process

In fiscal 2009, several members of senior management participated in the Compensation Committee’s executive compensation process. To assist in carrying out its responsibilities, the Compensation Committee also regularly received reports and recommendations from an outside independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”). The Compensation Committee did not request, and management did not provide, specific compensation recommendations for fiscal 2009 compensation for Mr. Schultz. Towers Perrin, management’s consultant, provided market data and historical compensation information to the Compensation Committee and its consultant. Cook & Co. provided advice regarding best practices in executive compensation and compensation trends for chief executive officers to Barbara Bass, the committee’s chair. Ms. Bass, with input and review by Cook & Co., then developed specific compensation recommendations for Mr. Schultz for fiscal 2009. The Compensation Committee discussed those recommendations and reached consensus during an executive session of the independent directors without management present. All references to Towers Perrin and Cook & Co. in this proxy statement refer, respectively, to management’s compensation consultant and the Compensation Committee’s consultant.

Management’s Role in the Executive Compensation Process

Mr. Schultz, our chairman, president and chief executive officer, our executive vice president, Partner Resources (for a portion of fiscal 2009 our interim executive vice president, Partner Resources), and other key members of Partner Resources each played an important role in the Compensation Committee’s executive compensation process for fiscal 2009 and regularly attended committee meetings. “Partner Resources” refers to our human resources function. For fiscal 2009, Mr. Schultz provided his perspective to the Compensation Committee regarding executive compensation matters generally and the performance of the executives reporting to him. Members of the Partner Resources team presented recommendations to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual incentive bonus plan structure and participants; (ii) long-term incentive compensation strategy; (iii) target competitive positioning of executive compensation based on Company and individual performance; and (iv) target total direct compensation for each executive officer, including base salary adjustments, target incentive bonus and equity grants. At the Compensation Committee’s November 2008 meeting, the first meeting after the end of the fiscal year 2008, members of the Partner Resources team presented the committee with specific compensation recommendations for all executives other than Mr. Schultz for fiscal year 2009. These recommendations were developed in consultation with Mr. Schultz and were accompanied by market data provided by Towers Perrin, which was also reviewed by Cook & Co. During the November 2008 meeting, the Compensation Committee exercised its independent discretion whether to accept management’s recommendations and made final approvals about each executive officer’s compensation in an executive session of the independent directors without management present. Barbara Bass, the Compensation Committee’s chair, also met periodically with members of the Partner Resources team to confer on current and upcoming topics likely to be brought before the committee.

In accordance with NASDAQ rules, Mr. Schultz did not vote on executive compensation matters or attend executive sessions of the Compensation Committee nor was he present when his compensation was being discussed or approved. Mr. Lee resigned from the Compensation Committee effective April 2009 in order to serve as our interim executive vice president, Partner Resources. While a member of the Compensation Committee, Mr. Lee was not present when his consulting agreement was being discussed or approved. After his resignation from the Compensation Committee, he did not vote on executive compensation matters.

The Role of Consultants in the Executive Compensation Process

For fiscal 2009, the Compensation Committee had an outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by Ms. Bass.

Cook & Co. has served as the Compensation Committee’s consultant since June 2007 and reported directly to the committee in fiscal 2009 to assist it, as requested, in fulfilling various aspects of the committee’s charter. Without the Compensation Committee’s prior approval, Cook & Co. will not perform any services for Starbucks management, although it does work in cooperation with management as required to gather information necessary to carry out its obligations to the committee. While the Compensation Committee does not ask Cook & Co. for its own market data, the firm does validate the market data received from Towers Perrin, management’s consultant, supporting management’s recommendations.

During fiscal 2009, the Compensation Committee asked Cook & Co. to review, validate and provide input on the following tasks that Towers Perrin completed at management’s request:

•	Conduct an analysis of total direct compensation for executive positions and assess how target and actual compensation positioning to the market aligned with Starbucks compensation philosophy and objectives;

•	Prepare analysis and recommend the peer group of companies used for benchmarking executive compensation, using the criteria established by the committee, and provide input on changes to the peer group as requested;

•	Review management proposals for fiscal 2009 annual bonus targets;

•	Provide market data, historical compensation information and internal equity comparisons to the committee for its compensation decisions for Mr. Schultz;

•	Review and provide input on management’s compensation proposals for new hires, promotions and other executive position moves within Starbucks; and

•	Review and provide input on management’s compensation proposals for executive separation agreements.

For more information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” and “Compensation and Management Development Committee Report.”

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee, each of whom is listed under the “Compensation Committee Report” on page 39, nor Mr. Bradley, who served on the committee during a portion of fiscal 2009, was at any time during fiscal 2009 or at any other time an officer or employee of Starbucks, and no member had any relationship with Starbucks requiring disclosure as a related-person transaction in the section “Certain Relationships and Related Transactions” on page 51. Mr. Lee, our interim executive vice president, Partner Resources resigned from the Compensation Committee upon assuming the interim executive role. During fiscal 2009, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Nominating Committee

As described more fully in its charter, the Nominating Committee is responsible for developing and implementing policies and procedures that are intended to constitute the board of directors and organize it appropriately to meet its fiduciary obligations to Starbucks and our shareholders on an ongoing basis. Among its specific duties, the Nominating Committee:

•	Makes recommendations to the board about our corporate governance processes;

•	Assists in identifying and recruiting board candidates;

•	Administers the Director Nominations Policy;

•	Considers shareholder nominations to the board;

•	Makes recommendations to the board regarding membership and chairs of the board’s committees;

•	Oversees the annual evaluation of the effectiveness of the board and each of its committees;

•	Biennially recommends the board’s presiding independent director;

•	Biennially reviews the type and amount of board compensation for independent directors;

•	Makes recommendations to the full board regarding such compensation; and

•	Reviews its charter at least annually for appropriate revisions.

The Nominating Committee also annually assists the board of directors with its affirmative independence and expertise determinations. After consulting with the panel of independent directors, together with the chair of the Compensation Committee, the chair of the Nominating Committee annually reviews the performance of our chairman, president and chief executive officer and meets with him to share the findings of the review.

Presiding Independent Director; Executive Sessions of Independent Directors

Biennially, at the first board of directors meeting following the annual meeting of shareholders, the independent directors select an independent director to preside at all of their executive sessions and act as a liaison between management and the independent directors. The independent directors meet in an executive session at each board meeting. Our presiding independent director also plays an active role in shaping agendas for board meetings and makes recommendations to the board regarding the structure of board and committee meetings. Mr. Ullman was selected after the 2008 Annual Meeting of Shareholders as the presiding independent director under the current guidelines and his current term expires at the board meeting immediately following the 2010 Annual Meeting of Shareholders in March 2010. The presiding independent director is limited to two consecutive two-year terms, so Mr. Ullman is eligible to be selected again in March 2010 to serve a second two-year term as presiding independent director.

Succession Planning

Senior Management Succession Planning

In light of the critical importance of executive leadership to Starbucks success, we have an annual succession planning process that we refer to as Organization & Partner Planning (“OPP”). The OPP process is enterprise wide for managers up to and including our president and chief executive officer. Reflecting the significance the board attaches to succession planning, our Compensation Committee is named the Compensation and Management Development Committee.

Our board of directors’ involvement in the annual OPP process is outlined in our Corporate Governance Principles and Practices. The Principles provide that each year, the chair of the Compensation Committee, together with the chairman, president and chief executive officer, will review succession planning practices and procedures with the board, and provide the board with a recommendation as to succession in the event of each senior officer’s termination of employment with Starbucks for any reason (including death or disability).

Our Compensation Committee, pursuant to its charter, annually reviews the performance of the executive officers and the succession plans for each such officer’s position. As noted above, this information is then presented to the board of directors. The Compensation Committee also conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

ceo Succession Planning

The chairman, president and chief executive officer provides an annual report to the board of directors assessing senior managers and their potential to succeed him or her. This report is developed in consultation with our executive vice president, Partner Resources and the chair of our Compensation Committee and includes contingency plans in the event of our chief executive officer’s termination of employment with Starbucks for any reason (including death or disability). The report to the board also contains the chief executive officer’s recommendation as to his or her successor. The full board has the primary responsibility to develop succession plans for the ceo position.

Attendance at Board and Committee Meetings, Annual Meeting

During fiscal 2009, the board of directors held ten meetings, the Audit Committee held eleven meetings, the Compensation Committee held eleven meetings and the Nominating Committee held four meetings. The board and each committee hold an executive session without management present at each of their respective meetings. During fiscal 2009, each director, other than Messrs. Bradley and Teruel, attended at least 75% of all meetings of the board and board committees on which he or she served. For fiscal 2009, Mr. Bradley attended 60% (three out of five) of the Compensation Committee meetings held prior to his rotation off the Compensation Committee. Since his rotation off the Compensation Committee was mid-year, he did not attend 75% of the committee meetings at the time of his rotation. Mr. Bradley attended at least 75% of the aggregate number of board and committee meetings. For fiscal 2009, Mr. Teruel attended 70% (seven out of ten) of the board meetings as two of the meetings were called with relatively short advance notice after Mr. Teruel’s time had been committed elsewhere and Mr. Teruel was unable to attend one of the meetings for personal reasons. Mr. Teruel attended at least 75% of the aggregate number of board and committee meetings.

Our Corporate Governance Principles and Practices require each board member to attend our annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. All directors attended the 2009 Annual Meeting of Shareholders except Ms. Bass, who had a prior commitment out of the country.

Our Director Nominations Process

Our Policy on Director Nominations is available at www.starbucks.com/aboutus/corporate_governance.asp. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in our recommended slate of director nominees (the “candidates”) are selected. The nominations policy was approved by the full board of directors and is administered by the Nominating Committee.

Minimum Criteria for Board Members

Each candidate must possess at least the following specific minimum qualifications:

•	Each candidate shall be prepared to represent the best interests of all shareholders and not just one particular constituency;

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;

•	No candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of Starbucks;

•	Each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•	Each candidate shall be willing to make, and financially capable of making, the required investment in our stock in the amount and within the time frame specified in the director stock ownership guidelines described on page 16 of this proxy statement.

Desirable Qualities and Skills

In addition, the Nominating Committee also considers it desirable that candidates possess the following qualities or skills:

•	Each candidate should contribute to the board of directors’ overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics;

•	Each candidate should contribute positively to the existing chemistry and collaborative culture among board members; and

•	Each candidate should possess professional and personal experiences and expertise relevant to our goal of being one of the world’s leading consumer brands. At this stage of our development, relevant experiences might include, among other things, large-company CEO experience, senior-level international experience, senior-level multi-unit small box retail or restaurant experience and relevant senior-level expertise in one or more of the following areas: finance, accounting, sales and marketing, organizational development, information technology and public relations.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying candidates (other than those proposed by shareholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible candidates from a number of sources: members of the board; senior-level Starbucks executives; individuals personally known to the members of the board; and research, including database and Internet searches.

Second, the Nominating Committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the nominations policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board of directors, the Nominating Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating Committee.

The nominations policy divides the process for candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “qualified shareholders” (as described below).

General Nomination Right of All Shareholders

Any Starbucks shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in our bylaws. We have an advance notice bylaw provision. For the fiscal 2011 Annual Meeting of Shareholders, in order for the director nomination to be timely, a shareholder’s notice to our executive vice president, general counsel and secretary must be delivered to our principal executive offices not less than 120 days nor more than 150 days before the anniversary of the date of the 2010 Annual Meeting of Shareholders.

The procedures described in the next paragraph are meant to establish an additional means by which certain shareholders can have access to our process for identifying and evaluating candidates and is not meant to replace or limit shareholders’ general nomination rights in any way.

Proposals by Qualified Shareholders

In addition to those candidates identified through its own internal processes, in accordance with the nominations policy, the Nominating Committee will evaluate a candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of our common stock for at least one year (and will hold the required number of shares through the annual meeting of shareholders) and that satisfies the notice, information and consent provisions in the nominations policy (a “qualified shareholder”). All candidates (whether identified internally or by a qualified shareholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the board of directors, will be included in our recommended slate of director nominees in our proxy statement.

In order to be considered by the Nominating Committee for an upcoming annual meeting of shareholders, notice from a qualified shareholder regarding a potential candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.

Any candidate proposed by a qualified shareholder must be independent of the qualified shareholder in all respects as determined by the Nominating Committee or by applicable law. Any candidate submitted by a qualified shareholder must also meet the definition of an “independent director” under NASDAQ rules.

Evaluation of Candidates

The Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating Committee’s initial evaluation, a candidate continues to be of interest to the Nominating Committee, the chair of the Nominating Committee will interview the candidate and communicate the chair’s evaluation to the other Nominating Committee members and the chairman, president and chief executive officer. Later reviews will be conducted by other members of the Nominating Committee and senior management. Ultimately, background and reference checks will be conducted and the Nominating Committee will meet to finalize its list of recommended candidates for the board of directors’ consideration.

Timing of the Identification and Evaluation Process

Our fiscal year ends each year on the Sunday closest to September 30. The Nominating Committee usually meets in September and November to consider, among other things, candidates to be recommended to the board of directors for inclusion in our recommended slate of director nominees for the next annual meeting of shareholders and our proxy statement. The board usually meets each November to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in March of the following calendar year.

Future Revisions to the Nominations Policy

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating Committee intends to review the nominations policy at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the nominations policy at any time, in which case the most current version will be available on our website.

Corporate Governance Materials Available on the Starbucks Website

Our Corporate Governance Principles and Practices are intended to provide a set of flexible guidelines for the effective functioning of the board of directors and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. They are posted on the Corporate Governance section of our website at www.starbucks.com/aboutus/corporate_governance.asp.

In addition to our Corporate Governance Principles and Practices, other information relating to corporate governance at Starbucks is available on the Corporate Governance section of our website, including:

•	Restated Articles of Incorporation

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Policy on Director Nominations

•	Standards of Business Conduct (applicable to directors, officers and partners)

•	Code of Ethics for CEO and Finance Leaders

•	Procedure for Communicating Complaints and Concerns

•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

You may obtain copies of these materials, free of charge, by sending a written request to: executive vice president, general counsel and secretary, Starbucks Corporation, 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134. Please specify which documents you would like to receive.

Contacting the Board of Directors

The Procedure for Communicating Complaints and Concerns describes the manner in which interested persons can send communications to our board of directors, the committees of the board and to individual directors and describes our process for determining which communications will be relayed to board members. This complaints and concerns procedure provides that interested persons may telephone their complaints and concerns by calling the Starbucks Auditline at 1-800-300-3205 or sending written communications to the board, committees of the board and individual directors by mailing those communications to our third-party service provider for receiving these communications at:

Starbucks Corporation
[Addressee*]
P.O. Box 34507
Seattle, Washington 98124

*	Audit and Compliance Committee of the Board of Directors
Compensation and Management Development Committee of the Board of Directors
Nominating and Corporate Governance Committee of the Board of Directors
Name of individual director

Compensation of Directors

Compensation Program for Non-Employee Directors

For fiscal 2009, the annual compensation program for non-employee directors provided for a total of $240,000 per year in compensation, composed of (i) a retainer of $120,000, which may be in the form of cash, stock options or a combination of both at the director’s election, and (ii) $120,000 in equity compensation in the form of stock options. The compensation program was approved by our board of directors in May 2007, on the recommendation of the Nominating Committee following its biennial non-employee director compensation review required by its charter and our Corporate Governance Principles and Practices. We pay at least 50% of non-employee director compensation in the form of stock options in order to align the interests of non-employee directors with shareholders. We do not pay chair or meeting fees as part of our non-employee director compensation program.

New non-employee directors first become eligible to receive the regular annual compensation in the first full fiscal year after they join the board of directors. In addition to the annual compensation program, upon first joining the board, non-employee directors are granted an initial stock option to acquire 30,000 shares of our common stock under the 2005 Non-Employee Director Sub-Plan to our 2005 Long-Term Equity Incentive Plan. The initial stock option grant vests in equal annual installments over a three-year period. Mr. Johnson and Ms. Sandberg were granted initial stock options in fiscal 2009. They are first eligible for the annual compensation in fiscal 2010.

Stock options have an exercise price equal to the closing market price of our common stock on the grant date. Pursuant to the 2005 Non-Employee Director Sub-Plan to our 2005 Long-Term Equity Incentive Plan, the number of options covered by each annual grant is determined by dividing the equity compensation amount for each director by the closing market price of our common stock on the grant date, multiplied by three. For example, for $120,000 of equity compensation and a closing market price of $15 per share on the grant date, the director would receive 24,000 stock options, which is the result of $120,000 divided by $15, or 8,000, multiplied by 3. Annual stock option grants vest one year after the date of grant. Stock options granted to non-employee directors generally cease vesting as of the date he or she no longer serves on the board of directors. However, unvested stock options will vest in full upon a non-employee director’s death or “retirement” (generally defined as leaving the board after attaining age 55 and at least six years of board service) or upon a change in control of Starbucks (described beginning on page 49). Five of the board’s nine current independent directors meet the retirement criteria.

In June 2009, the non-employee director compensation program was amended by our board of directors, on the recommendation of the Nominating Committee following its biennial non-employee director compensation review required by its charter and our Corporate Governance Principles and Practices. At the time the non-employee director compensation program was reviewed, the board believed that, in light of the economic decline, the downturn in the Company’s performance and the related impact on partner compensation, the non-employee director compensation program should be adjusted downward accordingly. As such, for fiscal 2010, the annual compensation program for non-employee directors was decreased to provide for a total of $220,000 per year in compensation, composed of (i) a retainer of $110,000, which may be in the form of cash, stock options or a combination of both at the director’s election, and (ii) $110,000 in equity compensation in the form of stock options. When the Nominating Committee considered and ultimately recommended the fiscal 2010 non-employee director compensation, the committee reviewed competitive market data prepared by Towers Perrin for the same comparator group used to benchmark executive compensation for fiscal 2009. The level of non-employee director total compensation approved by the Nominating Committee was between the 65th and 70th percentile among comparator group companies and the board believed that the level was appropriate to attract and retain top board candidates. The board also agreed to review non-employee director compensation again in fiscal 2010.

Mr. Schultz does not participate in the compensation program for non-employee directors, but rather is compensated as an executive officer, as described in the section “Executive Compensation” beginning on page 20.

On April 6, 2009, Mr. Lee was named as interim executive vice president, Partner Resources. For his services as interim executive vice president, Mr. Lee was compensated pursuant to a consulting agreement that provided for a consulting fee of $25,000 per month plus reimbursement of ordinary business expenses. Mr. Lee remained on our board of directors during this period and was thus also compensated pursuant to the non-employee director compensation program. Effective October 1, 2009, the consulting agreement was amended by the Compensation Committee to increase the monthly consulting fee from $25,000 to $50,000 and to provide a one-time lump sum payment of $150,000. In November 2009, Kalen Holmes joined Starbucks as executive vice president, Partner Resources. Mr. Lee will continue with the Company on an interim basis to assist Ms. Holmes and ensure a smooth transition.

Fiscal 2009 Compensation of Non-Employee Directors

The following table shows fiscal 2009 compensation for non-employee directors. The amounts shown under the “Options Awards” column below represent compensation recognized for financial statement reporting purposes for fiscal 2009 for all outstanding option awards (as described further in footnote 1 below). Because the amounts reflected in the Option Awards column also include amounts from awards granted in prior years, the amounts in the “Total” column below may exceed $240,000 annually.

Fiscal 2009 Director Compensation

	Fees Earned
	or Paid in	Option	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)

Barbara Bass	—	258,682	—	258,682
William W. Bradley	60,000	207,481	—	267,481
Mellody Hobson	—	263,115	—	263,115
Kevin R. Johnson	N/A (2)	38,182	—	38,182
Olden Lee	—	263,115	205,114 (3)	468,229
Sheryl Sandberg	N/A (2)	38,182	—	38,182
James G. Shennan, Jr.	120,000	111,271	—	231,271
Javier G. Teruel	—	263,115	—	263,115
Myron E. Ullman, III	—	263,115	—	263,115
Craig E. Weatherup	—	258,682	—	258,682

(1)	These amounts reflect the aggregate compensation costs for financial statement reporting purposes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for fiscal 2009, for annual stock options granted in fiscal 2009 and fiscal 2008. These amounts do not reflect amounts paid to or realized by the director for fiscal 2009. For information on the method and assumptions used to calculate the compensation costs, see Note 14 to our audited consolidated financial statements in our 2009 10-K. In calculating expense for non-employee director stock options for financial statement reporting purposes, we do not assume any service-based forfeitures.

(2)	Mr. Johnson and Ms. Sandberg joined the board in March 2009. As such, they received only their initial stock option grant of 30,000 shares of our common stock in fiscal 2009. They are first eligible for the annual compensation in fiscal 2010.

(3)	Amounts paid pursuant to Mr. Lee’s consulting agreement described above, consisted of a $25,000 per month consulting fee as well as the reimbursement of ordinary expenses, including $24,566 for airfare, $24,938 for lodging and $9,778 for car rental and taxi service.

The full grant date fair value of the stock option awards granted in fiscal 2009 to each director other than Messrs. Bradley, Johnson and Shennan and Ms. Sandberg, computed in accordance with GAAP, was $258,682. Messrs. Bradley and Shennan elected to receive a portion of their retainer in cash. As such, the GAAP full grant date fair value of the stock option award granted in fiscal 2009 to Mr. Bradley was $194,013 and Mr. Shennan was $129,343. As Mr. Johnson and Ms. Sandberg were new to the board of directors, they each received only their new director grant. As such, the GAAP full grant date fair value of the stock option award granted in fiscal 2009 to each of Mr. Johnson and Ms. Sandberg was $156,237.

As of September 27, 2009, the aggregate number of shares underlying outstanding option awards for each non-employee director were: Ms. Bass — 599,371 shares; Mr. Bradley — 191,154 shares; Ms. Hobson — 210,867 shares; Mr. Johnson — 30,000 shares; Mr. Lee — 272,225 shares; Ms. Sandberg — 30,000 shares; Mr. Shennan — 424,491 shares; Mr. Teruel — 210,867 shares; Mr. Ullman — 272,225 shares; and Mr. Weatherup — 580,601 shares.

Former Deferred Compensation Plan

Non-employee directors formerly could defer all or a portion of their compensation in the form of unfunded deferred stock units under a directors’ deferred compensation plan. The board of directors terminated future deferrals under the plan during fiscal 2005, so no further compensation may be deferred. Amounts previously deferred are unaffected and deferred stock units credited to non-employee directors who had previously deferred compensation under the plan remain outstanding. We do not provide above-market or preferential earnings on these amounts. Deferred stock units are settled in an equal number of shares of Starbucks common stock when plan participants leave the board. Deferred stock units cannot be voted or transferred. The number of deferred stock units held by each director is shown in the footnotes to the beneficial ownership table on page 17.

Director Stock Ownership Guidelines

The board of directors adopted stock ownership guidelines for non-employee directors in fiscal 2003. The original guidelines required a $200,000 investment within four years. In May 2007, the board revised the guidelines to increase the required investment to $240,000 in tandem with the increase to non-employee director compensation. In June 2009, when non-employee director compensation was amended to $220,000 per year, the board agreed to maintain the stock ownership guidelines at $240,000. All non-employee directors will have four years from their election to the board to achieve the $240,000 investment. Directors at the time of the May 2007 amendment have two years from their original deadline to achieve the additional $40,000 investment. Stock options do not count toward meeting the requirement. Each director must continue to hold the shares purchased as a result of the director’s investment for as long as he or she serves on our board. All non-employee directors are in compliance with the guidelines. Mr. Johnson and Ms. Sandberg have not yet served on the board for four years and are working toward making the required investment.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the “beneficial ownership” of our common stock by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock; (ii) our current directors and nominees; (iii) the “named executive officers” listed in the Summary Compensation Table on page 40; and (iv) all of our current directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares that may be acquired within 60 days (such as by exercising vested stock options) and shares as to which the named person has or shares voting and/or investment power. Information provided for Morgan Stanley and FMR LLC is based on the latest Schedule 13G reports that each such investor had filed with the SEC as of the date of this proxy statement. Information for all other persons is provided as of December 1, 2009. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class(1)

Directors and Officers
Howard Schultz	31,349,258	(2)	4.2%
Barbara Bass	633,937	(3)	*
William W. Bradley	205,965	(4)	*
Mellody Hobson	225,712	(5)	*
Kevin R. Johnson	14,000		*
Olden Lee	291,147	(6)	*
Sheryl Sandberg	855		*
James G. Shennan, Jr.	692,975	(7)	*
Javier G. Teruel	223,467	(8)	*
Myron E. Ullman, III	312,225	(9)	*
Craig E. Weatherup	570,601	(10)	*
Troy Alstead	550,695	(11)	*
Clifford Burrows	332,695	(12)	*
Martin Coles	842,529	(13)	*
Arthur Rubinfeld	165,221	(14)	*
Peter J. Bocian	6,390	(15)	*
All current directors and executive officers as a group (22 persons)	37,390,568		4.9%
5% Shareholders
FMR LLC	77,835,082	(16)	10.5%

(1)	Based on 741,565,775 shares of Starbucks common stock outstanding on December 1, 2009. In accordance with SEC rules, percent of class as of December 1, 2009 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(2)	Includes 8,530,927 shares subject to options exercisable within 60 days of December 1, 2009 and 7,500,000 shares pledged to secure a line of credit. Also includes 124,144 shares of common stock held by the Schultz Family Foundation as to which Mr. Schultz disclaims beneficial ownership. Also included are 3,394,184 deferred stock units representing stock option gains that were deferred in 1997 into an equivalent number of deferred stock units under our 1997 Deferred Stock Plan. In November 2006, Mr. Schultz elected to re-defer the distribution of these stock units into an equal number of shares of common stock from December 21, 2007 until the earliest to occur of either (i) his termination of employment with Starbucks or (ii) December 21, 2012, subject to any additional deferral elections made in accordance with the terms and conditions of the 1997 Deferred Stock Plan and approved by the Compensation Committee.

(3)	Includes 599,371 shares subject to options exercisable within 60 days of December 1, 2009. Also includes 28,000 shares held indirectly by a trust and 6,566 deferred stock units under our Non-Employee Director Deferral Plan.

(4)	Includes 191,154 shares subject to options exercisable within 60 days of December 1, 2009 and 6,566 deferred stock units under our Non-Employee Director Deferral Plan.

(5)	Includes 210,867 shares subject to options exercisable within 60 days of December 1, 2009.

(6)	Includes 272,225 shares subject to options exercisable within 60 days of December 1, 2009.

(7)	Includes 424,491 shares subject to options exercisable within 60 days of December 1, 2009. Also includes 62,440 shares held by the Shennan Family Investments LLC, a limited liability company in which Mr. Shennan is a manager, 156,044 shares held by the Shennan LLC, a limited liability company in which Mr. Shennan is a manager, and 50,000 shares held in a trust in which Mr. Shennan or his spouse is a trustee for the benefit of members of the Shennan family.

(8)	Includes 210,867 shares subject to options exercisable within 60 days of December 1, 2009.

(9)	Includes 272,225 shares subject to options exercisable within 60 days of December 1, 2009.

(10)	Includes 530,601 shares subject to options exercisable within 60 days of December 1, 2009, and 40,000 shares held in a trust of which Mr. Weatherup and his wife are trustees for the benefit of members of the Weatherup family.

(11)	Includes 482,466 shares subject to options exercisable within 60 days of December 1, 2009.

(12)	Includes 316,664 shares subject to options exercisable within 60 days of December 1, 2009.

(13)	Includes 831,228 shares subject to options exercisable within 60 days of December 1, 2009.

(14)	Includes 69,319 shares subject to options exercisable within 60 days of December 1, 2009.

(15)	Mr. Bocian, our former executive vice president, chief financial officer and chief administrative officer separated from the Company effective November 25, 2008.

(16)	FMR LLC stated in its Schedule 13G filing with the SEC on July 9, 2009 that, of the 77,835,082 shares beneficially owned, it (a) has sole voting power with respect to 2,439,854 shares, (b) has shared voting power with respect to no shares, and (c) sole dispositive power with respect to all 77,835,082 shares. According to the 13G filing, the address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (“Investment Advisers Act”), is the beneficial owner of 75,295,838 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940 (“Investment Company Act”). Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 75,295,838 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 13,877 shares beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in the Securities Exchange Act of 1934, is the beneficial owner of 1,147,877 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 1,147,877 shares and sole power to vote or to direct the voting of 1,070,487 shares owned by the institutional accounts managed by PGATC as reported above. Pyramis Global Advisors LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act, is the beneficial owner of 794,890 shares as a result of its serving as investment adviser of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 794,890 shares and sole power to vote or to direct the voting of 794,890 shares owned by the institutional accounts managed by PGALLC as reported above. Fidelity International Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 582,600 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee determines our compensation objectives, philosophy and forms of compensation and benefits for all partners, including executives. The Compensation Committee submits several key compensation elements for our executive officers to the independent members of the full board of directors for their review and approval. Additionally, several members of senior management participate in the Compensation Committee’s executive compensation process (as noted in the “Compensation Committee” section beginning on page 7) and the Committee regularly receives reports and recommendations from Cook & Co., its outside independent compensation consultant. This Compensation Discussion and Analysis discusses and analyzes our executive compensation program and the amounts shown in the executive compensation tables that follow.

Fiscal 2009 — The Year In Review

When determining fiscal 2009 target compensation, the Company expected to continue to face a very challenging economic environment. As a result, the Compensation Committee did not approve base salary increases for the named executive officers (other than Mr. Alstead in connection with his promotion to chief financial officer) because it believed fiscal 2008 levels remained competitive and Company performance for the prior fiscal year did not warrant an increase. In addition, the Compensation Committee revised our long-term incentive program to include performance-based restricted stock units (“performance RSUs”) as well as stock options to help drive Company performance. The Compensation Committee determined that Mr. Schultz’s target fiscal 2009 compensation should be primarily tied to increasing our share price. Thus, his compensation package consisted of base salary and a long-term incentive award consisting only of stock options. In January 2009, the Compensation Committee, upon Mr. Schultz’s request, reduced his base salary for fiscal 2009 to $6,900 effective March 30, 2009.

Fiscal 2009 was a challenging year for Starbucks. We were confronted with extraordinary economic and operating challenges, in addition to facing an increasingly competitive landscape. Despite this difficult environment, Starbucks delivered strong financial results by applying a more disciplined focus on operations and introducing numerous initiatives to permanently improve the Company’s cost structure. For fiscal 2009, these measures resulted in a full-year cost savings of approximately $580 million (exceeding the most recent target by $30 million), an earnings per share increase of 21% from the prior year and an operating margin improvement of 80 basis points from the prior year. Because our executive compensation program emphasizes pay for performance, compensation awarded for fiscal 2009 reflected the positive results achieved in a particularly difficult environment.

As a result of the Company’s strong fiscal 2009 performance, our executive officers, including the named executive officers other than Mr. Schultz, received bonus payouts under our annual incentive bonus plan. In addition to these bonuses, we paid discretionary bonuses to reward the contributions of our executive officers in meeting our operational goals despite the challenging economic environment. Additional information regarding discretionary bonuses is provided on page 31.

Fiscal 2010 — The Year Ahead

Although the global economy has shown some signs of improvement, management recognizes the difficult economic situation that many consumers are still facing and does not expect a significant change in the global economic environment over the course of fiscal 2010. The Compensation Committee evaluated compensation for fiscal 2010 with an eye toward balancing retention of key executive officers with our pay for performance principles and anticipated costs to the Company. With this in mind, the Compensation Committee kept the same elements of compensation for fiscal 2010 as the elements in place for fiscal 2009. As such, fiscal 2010 target total direct compensation consists of base salary, annual incentive bonus and long-term incentive compensation in the form of stock options and performance RSUs. The Compensation Committee believes this combination of elements of compensation is the appropriate mix to motivate future performance, to drive Company results and retain executive officers. For fiscal 2010, Mr. Schultz will participate in the same elements of compensation as the other executive officers. In November 2009, the Compensation Committee approved a base salary increase for Mr. Schultz to $1.3 million effective December 1, 2009.

Executive Compensation Program Objectives and Design

Our executive compensation program is designed to achieve four key objectives:

•	Attract and Retain Top Talent. Attract and retain executives critical to our long-term success.

•	Pay for Performance. Align executive compensation with Company, business unit and individual performance on both a short-term and long-term basis.

•	Place Majority of Pay in the Form of Variable Compensation. Align executive compensation with shareholder interests by tying a significant majority of total direct compensation to the achievement of performance goals or stock price appreciation, which we refer to as variable compensation, and increasing the amount of pay that is variable compensation as we give executives greater levels of responsibility. Variable compensation means the executive will not realize value unless performance goals, the majority of which are directly tied to Company performance, are achieved (for annual incentive bonuses and performance RSUs) or our stock price appreciates (for stock options).

•	Be True to Our Values. Support our mission statement and guiding principles.

To achieve these objectives, we structured our executive compensation program to:

•	Be competitive with compensation paid by companies in the same market for executive talent.

•	Reward performance by linking compensation to (i) Company and, for some executives as appropriate, business unit performance and (ii) achievement of individual performance bonus goals.

•	Drive long-term shareholder returns by delivering a majority of executive compensation in the form of equity compensation, the value of which is directly linked to our stock price.

•	Align executive and shareholder interests by requiring executives to own our stock.

•	Provide limited executive perquisites.

In this proxy statement, the term “executive officers” means our most senior executives, who are all listed under the heading “Executive Officers” in our 2009 10-K (available on our website at http://investor.starbucks.com). The term “named executive officers” means the four current executive officers named in the compensation tables that follow plus Martin Coles, our former president, Starbucks Coffee International, who left the Company effective December 1, 2009 and Peter J. Bocian, our former executive vice president, chief financial officer and chief administrative officer, who left the Company effective November 25, 2008. “Compensation Committee” or “Committee” means the Compensation and Management Development Committee of the board of directors.

Starbucks Total Pay Philosophy

Our “Total Pay” compensation philosophy is designed to recognize and reward the contributions of all partners, including executives, in achieving our strategic goals and business objectives, while aligning our compensation program with shareholder interests and our mission statement and guiding principles. You can find a copy of our mission statement and guiding principles on our website in the “About Us” section. We regularly assess our total pay package, and we adjust it as appropriate to remain competitive and to enable us to attract and retain our partners. We also offer a comprehensive benefits package, including comprehensive health care to all eligible full-and part-time partners in the United States and internationally (except in countries where the government provides health care), and provide a broad-based equity program to all eligible global partners, and partner stock purchase programs in the United States and Canada. We believe our Total Pay practices motivate our executives to build long-term shareholder value and take care of the partners who take care of our customers.

Elements of Executive Compensation Program

The following table lists the elements of our fiscal 2009 executive compensation program and the primary purpose of each.

Element	Objectives and Basis	Form

Base Salary	Provide base compensation that is competitive for each role	Cash
Annual Incentive Bonus	Annual incentive to drive Company, business unit, where appropriate, and individual performance	Cash
Long-Term Incentive	Long-term incentive to drive Company performance and align executives’ interests with shareholders’ interests; retain executives through long-term vesting and potential wealth accumulation	Performance RSUs, stock options
Perquisites and Other Executive Benefits	Provide for the safety and wellness of our executives, and other purposes as discussed below	Various (see discussion below)
Discretionary Bonuses and Equity Awards	Reward extraordinary performance, attract top executive talent from other companies; retain executives through long-term vesting and potential wealth accumulation	Cash, stock options, time-based restricted stock units (“time-based RSUs”)
Deferred Compensation	Provide tax-deferred means to save for retirement	Eligibility to participate in 401(k) plan and non-qualified management deferred compensation plan
General Partner Benefits	Offer competitive benefits package that includes all benefits offered to partners generally	Eligibility to participate in partner health and welfare plans, stock purchase plan and other broad-based partner benefits

Determining Executive Compensation at Starbucks

Timing of Executive Compensation Decisions for Fiscal 2009 Compensation

Annual executive compensation decisions are made at the November Compensation Committee meeting, which is the Committee’s first regular meeting after fiscal year-end. During this meeting, the Compensation Committee approves target total direct compensation, which is comprised of:

Long-Term
Short-Term Compensation						Incentive Compensation

Base Salary	+	Target Annual Incentive Bonus	=	Target Total Cash Compensation	+	Target Equity Awards	=	Target Total Direct Compensation

For example, in its first meeting for fiscal 2009, which occurred in November 2008, the Compensation Committee approved base salaries and target annual incentive bonus amounts for fiscal 2009. At the same meeting, the Compensation Committee reviewed fiscal 2008 performance and determined a fiscal 2009 target total direct compensation level.

Tally Sheets

When making executive compensation decisions, the Compensation Committee reviews tally sheets showing, for each executive officer: (i) targeted value of base pay, annual incentive bonus and equity award grants for the current year and each of the past several years; (ii) actual realized value for each of the past several years (the sum of cash received, gains realized from equity awards, and the value of perquisites and other benefits); (iii) the amount of unrealized value from prior equity award grants and accumulated deferred compensation; and (iv) the amount the executive could realize upon a change in control or any severance arrangement, which for Starbucks includes only amounts from the acceleration of equity award vesting. Although tally sheets do not drive individual executive compensation decisions, the Compensation Committee uses tally sheets for several purposes. First, it uses tally sheets as a reference to ensure Committee members understand the total compensation being delivered to executives each year and over a multi-year period. Tally sheets also enable the Compensation Committee to validate its strategy of paying a substantial majority of executive compensation in the form of equity, by showing amounts realized and unrealized by executives from prior equity grants. In some cases, the Compensation Committee’s review of tally sheets may lead to changes in the Company’s compensation benefits and perquisites. For fiscal 2009, there were no changes to the Company’s benefits and perquisites based on the Compensation Committee’s review of tally sheets.

Compensation Decision Process

The timing of executive compensation decisions at Starbucks is discussed above. When making compensation decisions, the Compensation Committee begins by reviewing competitive market data to see how our executive pay levels compare to other companies. However, the Compensation Committee does not use formulas or rigidly set the compensation of our executives based on this data, as the Compensation Committee also looks at other factors (as described below) when setting compensation. The Compensation Committee then considers recommendations and input from management, and input from Cook & Co. as described on page 8. As noted above, management did not provide specific compensation recommendations for Mr. Schultz. Recommendations and input are influenced by factors that may vary from year to year, but typically include prior-year Company and business unit financial performance and shareholder return, retention, internal pay equity (i.e., considering pay for similar jobs and jobs at different levels within Starbucks), compensation history, and whether individual performance was particularly strong or weak in the prior year. The Compensation Committee also considers how it can optimize our tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code by delivering compensation that is performance-based to the greatest extent possible while also delivering non-performance-based elements at competitive levels. The Compensation Committee applies the factors it deems most relevant for the particular fiscal year to the most recent market data available to set compensation at the desired competitive positioning.

When deciding fiscal 2009 target compensation, the primary considerations that drove the Compensation Committee’s decisions were:

•	Fiscal 2008 Company performance against targets;

•	Fiscal 2008 individual performance;

•	Incentives for fiscal 2009 Company and business unit performance;

•	Building shareholder value; and

•	Retention concerns.

Setting the Pay Mix

The Compensation Committee and the independent directors determine what portion of each executive’s compensation will be in the form of variable compensation, with the variable portion generally increasing as we give executives greater levels of responsibility. The percentage of each named executive officer’s fiscal 2009 target total direct compensation that was variable compensation as of the time it was initially approved (at the beginning of the fiscal year) is shown in the table below. Target total direct compensation is composed of base salary, target annual incentive bonus and target long-term incentive compensation. We define fiscal 2009 variable compensation to include target annual incentive bonuses under our annual incentive bonus plan, the Executive Management Bonus Plan, and economic value of stock options and performance RSUs (at target) awarded in fiscal 2009. We designed our total direct compensation mix to encourage our executives to take appropriate risks aimed at improving Company performance and building long-term shareholder value. As such, our pay for performance compensation is based on Company, business unit and individual performance on a short-term basis and Company performance on a long-term basis. In addition, to mitigate any incentive to take inappropriate risks, each of our executive officers is subject to stock ownership requirements as noted on page 37 as well as our Recovery of Incentive Compensation Policy as described on page 37.

The table below shows the percentage of variable compensation for each of the named executive officers. The percentage below is calculated by dividing (i) the variable compensation amount by (ii) the target total direct compensation, which includes the variable compensation plus fiscal 2009 base salary.

		Variable Compensation
			Long-Term	Variable Compensation
		Target Annual	Incentive at	(as a % of Target Total
Named Executive Officer	Base Salary ($)	Incentive Bonus ($)	Target ($)	Direct Compensation)

Howard Schultz(1) chairman, president and chief executive officer	1,190,000	0	8,210,000	87%
Troy Alstead(2) executive vice president, chief financial officer and chief administrative officer	450,000	225,000	610,000	65%
Clifford Burrows president, Starbucks Coffee U.S.	595,000	386,750	800,000	67%
Martin Coles former president, Starbucks Coffee International	725,000	471,250	700,000	62%
Arthur Rubinfeld president, Global Development	450,000	292,500	800,000	71%
Peter J. Bocian(3) former executive vice president, chief financial officer and chief administrative officer	N/A	N/A	N/A	N/A

(1)	Based on target compensation set for Mr. Schultz at the time of the annual compensation decisions in November 2008. In January 2009, the Compensation Committee, on Mr. Schultz’s request, reduced his base salary for fiscal 2009 to $6,900 effective March 30, 2009.

(2)	Based on the target compensation set for Mr. Alstead at the time of his promotion in November 2008.

(3)	At the time of annual compensation decisions in November 2008, Mr. Bocian had already provided the Company notice of his intention to leave the Company effective November 25, 2008. Accordingly, the Compensation Committee did not review his fiscal 2009 compensation and it is not analyzed in this Compensation Discussion and Analysis.

Comparator Group Companies and Benchmarking

The Compensation Committee refers to executive compensation surveys prepared by Towers Perrin when it reviews and approves executive compensation. The surveys reflect compensation levels and practices for executives holding comparable positions at targeted comparator group companies, which help the Compensation Committee set compensation at competitive levels. The Compensation Committee, with assistance from Cook & Co., annually reviews specific criteria and recommendations regarding companies to add or remove from the comparator group. The Compensation Committee’s primary selection criteria are revenue, market capitalization, industry and international operations; secondary selection criteria are growth in revenue, earnings per share, total shareholder return and brand recognition.

Based on the above criteria, the Compensation Committee selected a fiscal 2009 comparator group of 17 companies, as shown in the table below. Although changes to the comparator group are made when appropriate, the Compensation Committee prefers to keep the group substantially consistent from year to year to produce more consistent and useful compensation benchmarking. In May 2008, when the Compensation Committee conducted its annual review of the comparator group for fiscal 2009, it removed Wendy’s International from the comparator group because Wendy’s was acquired in 2008. Otherwise, the comparator group did not change from fiscal 2008 to fiscal 2009.

Starbucks Fiscal 2009 Executive Compensation Comparator Group Companies
Specialty Retail	Consumer Products	Restaurants	Supply Chain/Logistics

Bed Bath & Beyond	Avon Products	Brinker International	FedEx
Best Buy	Clorox	McDonald’s
Gap	Colgate-Palmolive	YUM! Brands
Limited Brands	General Mills
Polo Ralph Lauren	Hershey Foods
Staples	NIKE
Whole Foods Market

In June 2009, when the Compensation Committee conducted its annual review of the comparator group for the next fiscal year, it removed Brinker International from the group as Brinker International no longer met a majority of the primary criteria for a period longer than one year. The Compensation Committee added Darden Restaurants to the comparator group list for fiscal 2010 to replace both Wendy’s International and Brinker International in the restaurant industry. Coach was added to the comparator group for fiscal 2010 as it represents an additional specialty retail company with a well-recognized brand. The changes to the comparator group made in fiscal 2009 did not affect fiscal 2009 compensation decisions.

The Compensation Committee compares each executive officer’s base salary, target annual incentive bonus and long-term incentive compensation value, both separately and in the aggregate, to amounts paid for similar positions at comparator group companies. The Compensation Committee’s philosophy is to target total direct compensation to executives at approximately the median (or 50th percentile) among comparator group companies (based on the Company’s performance at plan). The Compensation Committee considers the median range to generally be plus or minus 10% of our comparator group’s median. The Compensation Committee believes that setting target total direct compensation at the median range helps achieve the executive compensation program objectives and design (as described above). However, target total direct compensation may vary from the 50th percentile of comparator group companies depending on the factors the Compensation Committee considers most relevant each year, as discussed above under “Compensation Decision Process.” Target total direct compensation is set around the beginning of each fiscal year. See “Timing of Executive Compensation Decisions for Fiscal 2009 Compensation” on page 22. When determining each element of target total direct compensation, the Compensation Committee reviewed comparator group data on a one-year and three-year basis. Generally, for the annual compensation review, greater weight is given to the three-year-average data due to potential variability in data year-over-year, while one-year data is considered primarily for new hire or promotional compensation decisions, as was the case for Mr. Alstead.

As noted above, in specific cases, target total direct compensation may be higher or lower than median where appropriate. Fiscal 2009 target total direct compensation for Mr. Burrows was positioned near the median. For all other named executive officers, the target total direct compensation was above or below the median, as follows. Since Mr. Schultz’s variable compensation consisted entirely of a long-term incentive award in the form of stock options, his long-term equity award was above median. As a result of the above-median long-term incentive compensation award, Mr. Schultz’s target total direct compensation was also above median. Mr. Alstead’s target total direct compensation was below median because he was new in his role as executive vice president, chief financial officer and chief administrative officer. Mr. Coles’ target total direct compensation was slightly above median because his base salary was not adjusted from the chief operating officer level when Mr. Coles reassumed the role of president, Starbucks Coffee International in late fiscal 2008. Since Mr. Coles’ base salary was above median, his target bonus of 65% of his higher base salary resulted in an annual incentive compensation target above median. As a result, his target total direct compensation was above median. Mr. Rubinfeld’s target total direct compensation was above median as the most closely comparable position that Mr. Rubinfeld was benchmarked against does not encompass all of the job responsibilities of Mr. Rubinfeld’s position, which includes real estate development, store design and store initiatives. In addition, for fiscal 2009, the Compensation Committee wanted to provide additional incentive to Mr. Rubinfeld as there were several major store initiatives underway in fiscal 2009 that were key to meeting the Company’s targeted operating performance.

The table below compares fiscal 2009 target compensation versus fiscal 2009 actual compensation for each of the named executive officers. Each element of fiscal 2009 compensation is further analyzed below.

										Target	Actual
		Base					Target	Actual		Total	Total
	Base	Salary	+/− to	Target	Actual	+/− to	Long-Term	Long-Term	+/− to	Direct	Direct	+/− to
Named Executive Officer	Salary	Paid	Target	Bonus	Bonus(1)	Target(2)	Incentive(3)	Incentive(3)	Target(4)	Comp.	Comp.(5)	Target(6)

Howard Schultz	1,190,000	643,954	(46)%(7)	0	1,000,000	N/A	8,210,000	8,210,000	0%	9,400,000	9,853,954	5%
Troy Alstead(8)	450,000	430,385	(4)%(9)	225,000	302,252	34%	610,000	668,000	10%	1,285,000	1,400,637	9%
Clifford Burrows	595,000	595,000	0%	386,750	576,435	49%	800,000	916,000	15%	1,781,750	2,087,435	17%
Martin Coles	725,000	725,000	0%	471,250	493,211	5%	700,000	801,500	15%	1,896,250	2,019,711	7%
Arthur Rubinfeld	450,000	450,000	0%	292,500	394,138	35%	800,000	916,000	15%	1,542,500	1,760,138	14%
Peter J. Bocian	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Actual bonus includes bonus payouts under the Executive Management Bonus Plan and discretionary bonus payouts as described on page 31. The bonus payouts under the Executive Management Bonus Plan are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The discretionary bonus amounts are disclosed in the Bonus column of the Summary Compensation Table.

(2)	The named executive officers received above target actual bonus payouts as a result of achieving above target performance under the Executive Management Bonus Plan, other than Mr. Coles, and receiving discretionary bonuses. Mr. Coles’ bonus payout under the Executive Management Bonus Plan was below target; however, for the reasons described below Mr. Coles was granted a discretionary bonus, resulting in an actual bonus payout above target.

(3)	The amounts in the “Target Long-Term Incentive” column include the target and actual economic value of equity awards according to a methodology used by the Compensation Committee that is consistent with its methodology for valuing comparator group grants. They do not represent the full grant date fair value of equity awards as disclosed in the Fiscal 2009 Grants of Plan-Based Awards table. Actual Long-Term Incentive Compensation includes the adjusted number of performance RSUs earned based on fiscal 2009 performance.

(4)	The named executive officers, other than Mr. Schultz, received above-target long-term incentive compensation as they earned 129% of the target performance RSU award based on fiscal 2009 adjusted earnings per share.

(5)	Actual total direct compensation includes fiscal 2009 discretionary bonuses and the adjusted number of performance RSUs earned based on fiscal 2009 performance.

(6)	The named executive officers received above-target total direct compensation as a result of receiving a discretionary bonus and, other than Mr. Coles, achieving above-target performance under the Executive Management Bonus Plan and, other than Mr. Schultz, earning 129% of the target performance RSU award.

(7)	Mr. Schultz received below-target base salary because the Compensation Committee, upon Mr. Schultz’s request, reduced his base salary to $6,900 for fiscal 2009 effective March 30, 2009.

(8)	Mr. Alstead’s target compensation is based on the benchmarking data reviewed by the Compensation Committee at the time of Mr. Alstead’s promotion in November 2008.

(9)	Mr. Alstead’s actual base salary is below target as his salary increase did not begin until his promotion in November 2008. As a result, he received a lower base salary for a portion of fiscal 2009.

Analysis of Executive Compensation Elements

Base Salary.  We set executive base salaries at levels we believe are competitive based on each individual executive’s role and responsibilities. We review base salaries for executive officers on an annual basis, and at the time of hire, promotion or other change in responsibilities. Base salary changes also impact target annual incentive bonus amounts, and actual annual incentive bonus payouts, because they are based on a percentage of base salary. Consistent with the philosophy discussed above, our executive base salaries are generally set at approximately the median or 50th percentile of salaries paid by comparator group companies for comparable positions. However, when setting each executive’s base salary, we consider a number of factors along with input from our chairman, president and chief executive officer to determine whether base salaries should be higher or lower than median. These factors include the level of responsibility and complexity of the executive’s job, whether individual performance in the prior year was particularly strong or weak, how the executive’s salary compares to the salaries of other Starbucks executives, and the salaries paid by comparator group companies for the same or similar positions. Fiscal 2009 executive base salaries remained unchanged from fiscal 2008 levels, other than for Mr. Alstead, because we believed fiscal 2008 levels remained competitive and Company performance did not warrant an increase. Mr. Alstead received a base salary increase to recognize his promotion to executive vice president, chief financial officer and chief administrative officer. In January 2009, the Compensation Committee, upon Mr. Schultz’s request, reduced his base salary for fiscal 2009 from $1.19 million to $6,900 effective March 30, 2009. In November 2009, the Compensation Committee approved a base salary increase for Mr. Schultz to $1.3 million effective December 1, 2009.

As discussed above, in specific cases we set base salaries higher or lower than the median where appropriate. Mr. Alstead’s base salary was below median because he was new in his role as executive vice president, chief financial officer and chief administrative officer. Messrs. Coles’ and Rubinfeld’s base salaries were above median. Mr. Coles’ base salary was above median because his base salary was not adjusted from the chief operating officer level when Mr. Coles reassumed the role of president, Starbucks Coffee International in late fiscal 2008. Mr. Rubinfeld’s base salary was above median because the most closely comparable position that Mr. Rubinfeld was benchmarked against does not encompass all of the job responsibilities of Mr. Rubinfeld’s position.

Annual Incentive Bonus.  We provide an annual incentive bonus opportunity for executive officers to drive Company, business unit where appropriate, and individual performance on a year-over-year basis. For fiscal 2009, all the executive officers with a title of executive vice president or above (other than Mr. Schultz) participated in the Executive Management Bonus Plan at target annual incentive bonus amounts expressed as a percentage of base salary. The target annual incentive bonus amounts were generally set at the median of comparator group companies.

However, as discussed above, in specific cases, we set target bonuses higher or lower than the median where appropriate based on factors such as the Company’s prior-year performance, individual performance and retention concerns. Since Mr. Alstead’s base salary was below median, his resulting target bonus, set as a percentage of his base salary (50%), was below median. For fiscal 2009, Messrs. Coles’ and Rubinfeld’s target bonuses were above median because each executive’s base salary was above median. Since target bonuses are set as a percentage of base salary, a base salary above median resulted in a target incentive bonus above median.

The total annual incentive bonus award actually delivered to an executive was determined based on the extent to which the objective performance goal and individual performance goals were achieved. Under the Executive Management Bonus Plan, Company or business unit performance above or below the primary objective target raises or reduces, respectively, the payouts related to both the primary objective performance goal and the individual performance goals. However, Company or business unit performance above or below the primary objective performance goal does not affect the payouts related to the secondary objective performance goal. The Executive Management Bonus Plan does not permit a payout of more than $3.5 million to any executive officer for any single fiscal year based on achievement of objective performance goals. In addition, if participating executive officers achieve below 80% of their individual performance goals, then they do not receive any portion of the annual incentive bonus award under the Executive Management Bonus Plan.

For the named executive officers (other than Mr. Schultz), the annual incentive bonus opportunity was composed of objective performance goals (both primary and secondary) and individual performance goals. The primary objective performance goal for the named executive officers with responsibilities that cross business units (Messrs. Alstead and Rubinfeld) was “adjusted operating income”; for Mr. Burrows it was “adjusted U.S. business unit profit contribution” and for Mr. Coles it was “adjusted International business unit profit contribution” (each term as defined below). The secondary objective performance goal was adjusted earnings per share (as defined below). The weighting (as a percentage of each executive’s target annual incentive bonus amount) among the goals for each of the named executive officers for fiscal 2009 was as follows.

		Weighting
	Target Bonus (as a	Primary Objective	Secondary Objective	Individual
Named Executive Officer	% of Base Salary)	Goal (%)	Goal (%)	Goal (%)

Howard Schultz	N/A	N/A	N/A	N/A
Troy Alstead	50	50	30	20
Clifford Burrows	65	50	30	20
Martin Coles	65	50	30	20
Arthur Rubinfeld	65	50	30	20
Peter J. Bocian	N/A	N/A	N/A	N/A

Objective Performance Goals

For fiscal 2009, the primary objective performance goal for the executive officers was either adjusted business unit profit contribution (for executives responsible for a single business unit) or adjusted operating income (for executives with responsibilities that cross business units). For compensation purposes, we define operating income as consolidated business unit profit contribution less total unallocated corporate general and administrative expense. The primary objective measures are adjusted to exclude the impact of any (i) significant acquisitions or dispositions of businesses; (ii) one-time, non-operating charges; and (iii) accounting changes (including early adoption of any accounting change mandated by any governing body, organization or authority). The secondary objective performance goal was adjusted earnings per share. Earnings per share is adjusted to exclude the impact of any (i) significant acquisitions or dispositions of businesses; (ii) one-time, non-operating charges; and (iii) accounting changes (including early adoption of any accounting change mandated by any governing body, organization or authority). Adjusted earnings per share is also adjusted for any stock split, stock dividend or other recapitalization.

We chose these measures because they directly link to Company performance and they are easy to track and communicate. Since business unit profit contribution performance and operating income (primary objective measure) track core operating performance more closely than earnings per share, we based 50% of the total annual incentive bonus on the primary objective performance measure and 30% of the total annual incentive bonus on the secondary objective performance measure. Individual goals were set at 20% of total incentive bonus goal weighting in fiscal 2009 for participating executives.

Fiscal 2009 Executive Management Bonus Plan Permitted Payout
for Achievement of Primary Objective Performance Goal
Business Unit Profit Contribution		Consolidated
(in Millions US$)		Operating Income
U.S.	International	(in Millions US$)	% of Payout		Impact
814.0	219.2	983.3	200	ý	Positively impacts primary measure and individual target percentages
807.8	213.3	971.9	186
801.6	207.5	960.5	171
795.5	201.6	949.1	157
789.3	195.7	937.7	143
783.1	189.9	926.3	129
776.9	184.0	914.9	114
752.2-770.7	160.5-178.1	869.4-903.5	100		Target
746.0	154.6	858.0	75	ý	Negatively impacts primary measure and individual target percentages
739.8	148.8	846.6	50
733.6	142.9	835.2	25
727.5 or less	137.0 or less	823.8 or less	0

As noted above, the fiscal 2009 primary objective performance measure was either adjusted business unit profit contribution or adjusted Company operating income. To provide increased incentives for better performance, the fiscal 2009 Executive Management Bonus Plan primary objective measure had a sliding scale that provided for annual incentive bonus payouts greater than the target bonus if adjusted operating income or the business unit profit contribution was greater than the target (up to a 200% payout) or less than the target bonus if adjusted operating income or the business unit profit contribution was lower than the target (subject to a threshold amount). Final calculations for primary objective measures were based on a scale with levels of primary objective measure performance that correspond to 1% increments. For fiscal 2009, the Company performance of the primary objective measure was:

	Target	Actual Performance
Primary Objective Measure	(in Millions US$)	(in Millions US$)	% of Target

Adjusted U.S. Business Unit Profit Contribution	752.2-770.7	774.2	107
Adjusted International Business Unit Profit Contribution	160.5-178.1	119.9	0
Adjusted Consolidated Operating Income	869.4-903.5	894.4	100

The fiscal 2009 secondary objective performance measure was adjusted earnings per share. As shown in the table below, target adjusted earnings per share for fiscal 2009 was $0.75-0.78. To provide increased incentive for better performance, the fiscal 2009 Executive Management Bonus Plan secondary objective performance measure had a sliding scale that provided for bonus payouts greater than the target bonus if adjusted earnings per share was $0.79 or more (up to a 200% payout for $0.85 or greater) or less than the target bonus if adjusted earnings per share was $0.74 or lower (subject to a threshold adjusted earnings per share of $0.72).

Fiscal 2009 Permitted Payout
for Achievement of Secondary Objective Performance Goal
Executive Management Bonus Plan
Adjusted EPS	% of Payout
$0.85 or greater	200%
$0.84	186%
$0.83	171%
$0.82	157%
$0.81	143%
$0.80	129%
$0.79	114%
$0.75-$0.78	100%
$0.74	75%
$0.73	50%
$0.72	25%
$0.71 or less	0%

Fiscal 2009 adjusted earnings per share was $0.80, providing for a 129% payout on the secondary objective performance measure. For fiscal 2009, GAAP earnings per share of $0.52 was adjusted to $0.80 as a result of $0.28 in charges related to restructuring costs.

We used adjusted operating income, adjusted business unit profit contribution and adjusted earnings per share rather than operating income, business unit profit contribution and earnings per share calculated in accordance with GAAP because we believe adjusted measures give executives a more certain target that is within their sphere of control and accountability. The same adjusted measures were used for the broader Company management incentive plan. This avoids potentially interfering with the incentive purpose of the awards by increasing or reducing actual bonus payouts based on accounting impacts of unusual events and changes in accounting rules. In setting the objective performance target, we consider target Company performance under the board-approved annual operating and long-term strategic plans, the potential payouts based on achievement at different levels on the sliding scale and whether the portion of incremental earnings paid as bonuses rather than returned to shareholders is appropriate. Objective performance goals are generally targeted where they (i) require year-over-year growth in our business and (ii) are not easily achieved. For example, in a challenging economic environment, 5.6%-9.9% growth in adjusted earnings per share from $0.71 in fiscal 2008 was required in order to achieve the target fiscal 2009 adjusted earnings per share of $0.75-$0.78. For every cent of adjusted earnings per share over the target, we believe it is appropriate to provide for increased bonus payouts due to the significant shareholder returns commonly generated by above-target earnings per share performance. The Compensation Committee and the independent directors have the discretion under the plan to reduce the awards paid under the Executive Management Bonus Plan, but do not have discretion to increase payouts that are based on achievement of the objective performance goals or make a payout based on the objective performance goals if the threshold targets are not achieved.

Individual Performance Goals

For fiscal 2009, all named executive officers participating in the annual incentive bonus plan had individual performance goals under the plan. We believe individual bonus goals are appropriate primarily to drive individual performance against strategic corporate initiatives. Individual annual incentive bonus goals vary depending on our strategic plan initiatives and each executive’s responsibilities. Individual goals were set at 20% of total incentive bonus goal weighting in fiscal 2009 for participating executives. We chose 20% because we wanted to drive individual development of executives while at the same time maximizing tax deductible performance-based compensation. Individual annual incentive bonus goals are set prior to the start of each fiscal year. Individual goals for fiscal 2009 under the Executive Management Bonus Plan for the participating named executive officers were based on the following categories:

•	Troy Alstead: Company financial performance, partner development, key stakeholder communication and diversity.

•	Clifford Burrows: business unit financial performance, partner development, organizational effectiveness, operational excellence and diversity.

•	Martin Coles: business unit financial performance, partner development, organizational effectiveness and diversity.

•	Arthur Rubinfeld: functional financial performance/budget, partner development and diversity.

•	Peter J. Bocian: N/A.

Performance Under the Annual Incentive Bonus Plan

After the end of fiscal 2009, the Compensation Committee determined the extent to which the performance goals were achieved, and subsequently approved, certified and recommended to the independent directors (who also approved and certified) the amount of the award to be paid to each participant in the annual incentive bonus plan, the Executive Management Bonus Plan. Based on fiscal 2009 financial performance, for some of the named executive officers, the target primary and secondary objective performance goals were met. As a result, there were annual incentive bonus payouts under the Executive Management Bonus Plan for fiscal 2009. The table below shows the fiscal 2009 levels of achievement of the performance metrics and the fiscal 2009 annual incentive payouts, which are also disclosed in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table on page 40.

Fiscal 2009 Executive Management Bonus Plan Payout
	Achievement of	Achievement of	Achievement of		Target
	Primary Objective	Secondary Objective	Individual	Total	Bonus (as a	Total Payout
	Performance Goal	Performance Goal	Performance Goals	Payout	% of Base	(as a % of
Named Executive Officer	(%)	(%)	(%)	($)(1)	Salary)	Base Salary)

Howard Schultz	N/A	N/A	N/A	N/A	N/A	N/A
Troy Alstead	100	129	97	243,000	50	54
Clifford Burrows	107	129	97	436,865	65	73
Martin Coles	0	129	80	182,374	65	25
Arthur Rubinfeld	100	129	98	316,778	65	70
Peter J. Bocian	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Bonus payout under the Executive Management Bonus Plan. This amount does not include discretionary bonuses as described below.

Discretionary Bonuses.  We paid discretionary bonuses to reward our executive officers for their contributions to the Company’s strong fiscal 2009 performance during extraordinarily challenging times that were not adequately reflected in the payout calculations under the Executive Management Bonus Plan. The Compensation Committee determined that certain items, in addition to the adjustments described above, impacted the calculations of the final primary objective performance results under the Executive Management Bonus Plan in a manner that would not yield bonus payout amounts that appropriately rewarded the achievement of the Company’s targeted operating performance. These items included adjustments related to (i) the effect of internal reorganizations during the period that changed the scope of responsibility of the business unit leader; (ii) the variance from annual operating assumptions for (a) foreign exchange and (b) mark-to-market adjustment of the non-qualified deferred compensation plan liability; and (iii) the effect of other significant, unusual and/or non-recurring events. These same adjustments were applied to the General Management Incentive Plan, the incentive plan that applies to eligible partners below the executive officer level. The Compensation Committee approved payment of a discretionary bonus to each named executive officer, other than Mr. Schultz, in the amount of the difference between the actual bonus payouts under the Executive Management Bonus Plan and the bonus payouts that would have been achieved had the adjustments to the primary objective performance measures been made to exclude the impact of the items described above. In addition, the Compensation Committee approved a discretionary bonus for Mr. Schultz as a result of the strong financial results for fiscal 2009 as well as Mr. Schultz’s leadership during a transformational year for the business, even though he did not participate in the Executive Management Bonus Plan for fiscal 2009. The discretionary bonus amounts were: Mr. Schultz —

$1 million; Mr. Alstead — $59,252; Mr. Burrows — $139,570; Mr. Coles — $310,837 and Mr. Rubinfeld — $77,360. These amounts are also disclosed in the “Bonus” column of Summary Compensation Table on page 40.

Long-Term Incentive Compensation.  We design our long-term incentive compensation program to drive long-term Company performance, align the interests of executives with those of our shareholders and retain executives through long-term vesting and potential wealth accumulation. The Compensation Committee reviews long-term incentive compensation strategy and vehicles at least annually. Our long-term incentive compensation program is broad-based, with over 90,000 partners in 16 countries at all levels, including qualified part-time partners, receiving equity awards in the most recent annual grant in November 2009. The Compensation Committee continues to believe in the importance of equity compensation for all executive officers and the broad-based partner population, for purposes of partner incentive and retention, and alignment of interests with shareholders. Additionally, because we do not have a pension or a supplemental executive retirement plan, we believe our executives plan for their retirement substantially through potential wealth accumulation from equity gains.

In fiscal 2009, as in prior years, long-term performance-based compensation of executive officers included stock option awards as disclosed in the Fiscal 2009 Grants of Plan-Based Awards table on page 42. For fiscal 2009, the Compensation Committee introduced performance RSUs as part of the total target long-term incentive compensation award for executive officers, with 50% of the award granted to executive officers in the form of stock options and 50% in the form of performance RSUs. The Compensation Committee continues to believe that stock options are an appropriate equity vehicle for a portion of long-term incentive compensation for our executives because stock options align their interests with the interests of shareholders by having value only if our stock price increases over time. The Compensation Committee believes that performance RSUs are an appropriate equity vehicle for a portion of long-term incentive compensation for our executives because performance RSUs align executives’ interests with the interests of shareholders by having value only if performance goals are met. Additionally, once the performance RSUs are earned, they are subject to time-based vesting. Thus, the value of performance RSUs increases if our stock price increases. Performance RSUs also may serve in retaining executives as they have a more stable value as the executive will receive economic value (if performance goals are met) even if the stock price declines or stays flat (as value is realized upon vesting).

The amount of equity granted to executive officers is based on a target economic value, which was set at approximately the 50th percentile of comparator group companies for comparable positions. We also take into consideration share usage, dilution and shares available under the equity plan. We do not consider the realized or unrealized value of prior equity awards when determining the target economic value of new awards because each equity award is awarded as an incentive to drive future shareholder return.

As discussed above, in specific cases we may use discretion to set the target economic value of the equity award higher or lower than the median where appropriate, based on factors such as the Company’s prior-year performance, individual executive performance and retention concerns. Since Mr. Schultz’s variable compensation consisted entirely of a long-term incentive award in the form of stock options, his long-term equity award was above median. Mr. Alstead’s target economic value for his long-term incentive compensation award was below median as it was his first year as executive vice president, chief financial officer and chief administrative officer. Mr. Burrows’ target economic value for his equity award was above median because the Compensation Committee wanted to tie his compensation to driving Company performance as the U.S. business, which constitutes a significant majority of the Company’s total net revenues, was facing significant challenges at the time of fiscal 2009 compensation decisions. Mr. Rubinfeld’s target economic value for his equity award was also above median because the most closely comparable position that Mr. Rubinfeld was benchmarked against does not encompass all the job responsibilities of Mr. Rubinfeld’s position; plus the Compensation Committee wanted to provide additional incentive to Mr. Rubinfeld as there were several major store initiatives underway in fiscal 2009 that were key to meeting the Company’s targeted operating performance.

•	Stock Options. The amount of stock options granted to executive officers for fiscal 2009 was based on a target economic value for the total equity award value. The number of stock options granted was calculated by dividing 50% of the total equity award value by a closing price multiplier. The closing price multiplier was equal to the closing market price of Starbucks stock on the date of grant multiplied by a Black-Scholes factor. The Black-Scholes factor is an option value ratio based on maintaining comparable assumptions to those used to develop competitive market levels and maintaining year-over-year consistency so that the amount of stock options granted is primarily determined by Company financial performance and less influenced by changes in the estimated option value. Starbucks has applied the same Black-Scholes factor for the last five years.

•	Performance-Based Restricted Stock Units. The target amount of performance RSUs for executive officers for fiscal 2009 was based on a target economic value for the total equity award value. The number of performance RSUs was calculated by dividing 50% of the total equity award value by the closing price of Starbucks stock on the date of grant. The actual number of performance RSUs earned was based on achievement of adjusted earnings per share for fiscal 2009. As shown in the table below, target adjusted earnings per share for fiscal 2009 was $0.75-$0.78. To provide increased incentive for better performance, the fiscal 2009 performance measure for the performance RSUs had a sliding scale so that each named executive officer could achieve between 0% to 200% of the target award amount.

Fiscal 2009 Permitted Payout
for Performance-Based Restricted Stock Units
Earned as a
Adjusted EPS	% of Target Award
$0.85 or greater	200%
$0.84	186%
$0.83	171%
$0.82	157%
$0.81	143%
$0.80	129%
$0.79	114%
$0.75-$0.78	100%
$0.74	75%
$0.73	50%
$0.72	25%
$0.71 or less	0%

Based on the level of attainment, the target number of performance RSUs was multiplied by the applicable percentage of achievement. The number of performance RSUs resulting from the calculation constituted the maximum number of restricted stock units that may vest under the award. The earned performance RSUs will vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The Compensation Committee and the independent directors do not have discretion to increase or decrease the RSUs that are earned based on achievement of the performance goal. Fiscal 2009 adjusted earnings per share was $0.80, resulting in executive officers earning 129% of the target performance RSU award. For fiscal 2009, GAAP earnings per share of $0.52 was adjusted to $0.80 as a result of $0.28 in charges related to restructuring costs. The amounts shown in the table below represent the actual number of performance RSUs earned by each participating named executive officer for fiscal 2009.

Named Executive Officer	Fiscal 2009 Earned Performance RSUs

Howard Schultz	N/A
Troy Alstead	29,861
Clifford Burrows	59,722
Martin Coles	52,257
Arthur Rubinfeld	59,722
Peter J. Bocian	N/A

Perquisites and Other Executive Benefits.  Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing perquisites and other benefits to the named executive officers is included in the amount shown in the “All Other Compensation” column of the Summary Compensation Table on page 40 and detailed in the Fiscal 2009 All Other Compensation Table on page 41. We believe the perquisites and other executive benefits we provide are representative of benefits offered by the companies with whom we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent. In the Compensation Committee’s view, some of the perquisites and other benefits, particularly home and personal security services, are provided for the Company’s benefit notwithstanding the incidental personal benefit to the executive. A discussion and analysis of perquisites follows.

•	Security. Under our executive security program, we provide security services to the chairman, president and chief executive officer and certain other executives. Security services include home security systems and monitoring and, in the case of the chairman, president and chief executive officer, personal security services. These protections are provided due to the range of security issues encountered by senior executives of large, multinational corporations, and particularly with respect to high-profile founders such as our chairman, president and chief executive officer. We believe that the personal safety and security of our senior executives, particularly Mr. Schultz, is of the utmost importance to the Company and its shareholders. Therefore, we consider the costs associated with such security to be appropriate and necessary business expenses notwithstanding the incidental personal benefit to executives. Aggregate security costs in fiscal 2009 were higher than fiscal 2008 due primarily to increased personal security details for Mr. Schultz as well as upgrades to residential security systems.

•	Personal Use of Corporate Aircraft. Under our corporate aircraft use policy, the chairman, president and chief executive officer, the chief financial officer and other members of management with the approval of the chairman, president and chief executive officer are permitted limited personal use of the corporate-owned aircraft, but are required to reimburse Starbucks for those costs. Those reimbursements are discussed in the section “Certain Relationships and Related Transactions” on page 51. In addition, family members or other guests occasionally accompany Mr. Schultz on business trips when space is available. This use does not result in aggregate incremental costs to the Company, but is treated as imputed income to Mr. Schultz under IRS rules.

•	Replacement of Split-Dollar Life Insurance Benefit. In fiscal 2005, we terminated our obligations to pay premiums with respect to split-dollar life insurance arrangements with Mr. Schultz in exchange for an annual cash payment in an amount sufficient for him to acquire a like benefit. The original split-dollar agreements and policies were put in place over 10 years ago as a benefit to Mr. Schultz. We terminated the agreements due to a change in law, not because we wanted to affect the scope of benefits provided to Mr. Schultz.

•	Executive Physicals. We offer to pay for an annual physical examination for all senior vice presidents and above, which includes all executive officers. We provide the physicals at minimal cost for the Company’s benefit, in an effort to minimize the risk of losing the services of senior management due to unforeseen significant health issues.

•	Executive Life and Disability Insurance. We provide life and disability insurance to our vice presidents and above, including all executive officers, at a higher level than is provided to partners generally. We believe this is a standard benefit offered to management employees by comparator group companies.

•	Expatriate Package. Under limited circumstances, we provide certain perquisites to officers that expatriate to another country for work on the Company’s behalf. Mr. Burrows, prior to assuming his new role as president, Starbucks Coffee U.S. in March 2008, was located in the Netherlands as an expatriate from the United Kingdom. For his transition to the United States from the United Kingdom and the Netherlands, Mr. Burrows received tax preparation assistance, tax equalization and household goods storage. The amount recognized in fiscal 2009 for each of these perquisites is detailed in the Fiscal 2009 All Other Compensation Table on page 41. Upon assuming his new role, Mr. Burrows no longer receives the expatriate perquisites except with respect to certain tax preparation assistance as it related to his time in the United Kingdom and the Netherlands. We believe this is a standard package offered to expatriated employees at global companies.

•	Relocation Expenses. The Company agreed to pay the relocation expenses in connection with Mr. Burrows’ move to the United States at the time of his promotion to president, Starbucks Coffee U.S. The majority of these expenses were incurred in fiscal 2008, but a small amount was recognized in fiscal 2009. The amount recognized in fiscal 2009 for each of these perquisites is detailed in the Fiscal 2009

All Other Compensation Table on page 41. We believe this is a standard package offered by global companies to executive employees that are asked to relocate.

Discretionary Bonuses and Equity Awards.  We pay sign-on, first-year guaranteed and other discretionary bonuses and grant new-hire equity awards where necessary or appropriate, including to attract top executive talent from other companies. Executives we recruit often have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on and first-year guaranteed bonuses and special equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former employer to join Starbucks. We typically require newly recruited executives to return a pro rata portion of their sign-on bonus if they voluntarily leave Starbucks within a certain period of time (usually one year) after joining us. Other than the discretionary bonuses discussed on page 31, we did not award a discretionary cash bonus to any named executive officer in fiscal 2009.

We grant discretionary equity awards from time to time where appropriate to retain key executives or recognize expanded roles and responsibilities. Discretionary equity awards take the form of stock options or time-based RSUs. We grant time-based RSUs to better serve retention purposes by ensuring that the awards will have value upon vesting since the ultimate value of time-based RSUs, unlike stock options, does not depend solely on our stock price increasing over time. In fiscal 2009, we did not award discretionary equity awards to any of the named executive officers.

Deferred Compensation.  Some executive officers participate in the Management Deferred Compensation Plan, which defers cash compensation. Mr. Schultz also participates in a deferred stock plan.

•	Management Deferred Compensation Plan. We offer participation in the plan to a group of management and highly compensated partners, including, but not limited to, executive officers, because their participation in our 401(k) plan is limited under federal income tax rules and we believe they should have other similar tax-efficient means of saving for retirement. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, any Company matching contributions and the underlying performance of the investment funds selected by the participants. The investment alternatives available to Management Deferred Compensation Plan participants are identical to those available to 401(k) plan participants.

•	1997 Deferred Stock Plan. Under the 1997 Deferred Stock Plan, key partners designated by the Compensation Committee could elect to defer gains from stock option exercises by being credited with deferred stock units payable in shares of common stock upon the expiration of the deferral period specified by the executive. In September 1997, Mr. Schultz elected to defer receipt of 3,394,184 shares of common stock (as adjusted for stock splits since 1997). In November 2006, with the consent of the Compensation Committee, Mr. Schultz elected to re-defer receipt of the shares until December 2012 (or earlier if his employment with Starbucks terminates). Although the Compensation Committee may consider another re-deferral by Mr. Schultz, we no longer permit new deferrals.

General Partner Benefits.  Executives are eligible to participate in all benefit plans we offer to partners generally. This helps us attract and retain top executive talent.

•	Employee Stock Purchase Plan. Among the plans we offer to U.S. and Canadian partners generally, including executive officers, is our U.S. tax-qualified employee stock purchase plan. Under the plan, eligible partners may acquire our stock at a discount price through payroll deductions. For a portion of fiscal 2009, the plan had a three-month look-back and allowed participants to buy stock at a 15% discount to the lower of the market price on the first or last trading day of the period. Effective April 1, 2009, the plan was amended to allow participants to buy stock at a 5% discount to the market price on the last trading day of the period. No plan participant could purchase more than $25,000 in market value of our stock under the plan in any calendar year.

Other Policies and Considerations

Internal Pay Equity

Compensation of Other Named Executive Officers in Relation to One Another and to the Chairman, President and Chief Executive Officer

As noted above, the Compensation Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Compensation Committee does not use a fixed ratio or formula when comparing compensation among executive officers. In addition, the Compensation Committee reviews executive compensation on the same basis for each of the named executive officers, including our chairman, president and chief executive officer.

Our chairman, president and chief executive officer is compensated at a higher level than other executive officers due to his significantly greater level of experience, accountability and responsibility. For fiscal 2009, Mr. Schultz’s base salary was set at $1.19 million, the same amount he had been paid since fiscal 2004. As noted above, in January 2009, the Compensation Committee, upon Mr. Schultz’s request, reduced his base salary to $6,900 for fiscal 2009 effective March 30, 2009. Mr. Schultz did not participate in the Executive Management Bonus Plan for fiscal 2009 and his entire fiscal 2009 long-term incentive grant was in the form of stock options. Mr. Schultz receives more of his pay in the form of long-term incentive compensation, rather than annual cash compensation, as compared to the compensation of the other named executive officers. Given Mr. Schultz’s responsibility for overall Company performance, the Compensation Committee believes greater compensation in the form of long-term incentive compensation will align his compensation with the long-term performance of the Company. The Compensation Committee believes this is consistent with market practices whereby companies compensate chief executive officers at a higher level than the other executive officers and weight the chief executive officer’s total compensation more heavily toward long-term incentive compensation.

We believe the fiscal 2009 target total direct compensation we paid to Messrs. Alstead, Burrows, Coles and Rubinfeld in relation to the compensation targeted for Mr. Schultz and to one another is reasonable and appropriate given each executive’s responsibilities and fiscal 2008 performance.

•	Troy Alstead. For fiscal 2009, Mr. Alstead’s target total direct compensation was below the other named executive officers as it was his first year as executive vice president, chief financial officer and chief administrative officer.

•	Clifford Burrows. For fiscal 2009, Mr. Burrows’ target total direct compensation was higher than that of our other named executive officers (other than Messrs. Schultz and Coles) due to his greater responsibility for the U.S. business which constitutes a significant majority of the Company’s total net revenues. Mr. Burrows’ target total direct compensation was below Mr. Coles’ compensation as Mr. Coles’ base salary was not adjusted from the chief operating officer level when he reassumed the role of president, Starbucks Coffee International in late fiscal 2008.

•	Martin Coles. For fiscal 2009, Mr. Coles’ target total direct compensation was higher than that of our other named executive officers (other than Mr. Schultz) as his target total cash was above median because his base salary was not adjusted from the chief operating officer level when Mr. Coles reassumed the role of president, Starbucks Coffee International in late fiscal 2008.

•	Arthur Rubinfeld. For fiscal 2009, Mr. Rubinfeld’s target total direct compensation was lower than that of our other named executive officers (other than Mr. Alstead) as the other named executive officers are compensated at a higher level as they have a greater level of responsibility for principal business units of the Company.

Change-in-Control and Termination Arrangements

We do not provide special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners with equity compensation awards, is accelerated vesting of equity. Such vesting is “double trigger,” meaning that unvested stock options and unvested restricted stock units vest immediately only if (i) there is a change in control and (ii) if stock options and restricted stock units are assumed or substituted with stock options or restricted stock units of the surviving company, the partner is terminated or resigns for good reason within one year after the change in control. If stock options or restricted stock units are not assumed or substituted with stock options or restricted stock units of the surviving company, they vest immediately upon a change in control.

We occasionally offer a severance benefit arrangement for new executive officers to provide for one year’s base salary if we terminate his or her employment for any reason other than “cause” (which generally requires misconduct) within one year of the executive’s hire date. We may also offer a severance benefit arrangement for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants in the best interests of the Company. Other than as described below, none of our named executive officers for fiscal 2009 has any such severance benefit arrangement.

On November 30, 2009, in connection with Mr. Coles’ separation, the Company entered into a Separation Agreement and Release with Mr. Coles. Pursuant to the agreement, we agreed to pay Mr. Coles a lump sum payment equal to 12 months of his base salary. The Compensation Committee believes that the separation amount was appropriate and in the best interests of the Company in exchange for certain covenants and the release provided by Mr. Coles. A detailed description of the agreement can be found on page 49.

Executive Stock Ownership Guidelines

We have adopted stock ownership guidelines for senior executives in September 2007 to ensure that our executives have a long-term equity stake in Starbucks. The guidelines apply to all executive vice presidents and above. The guidelines require covered executives to have achieved a minimum investment in Starbucks stock within five years. Minimum investment levels for each job title are:

Job Title	Minimum Investment

chairman, president and chief executive officer	$5,000,000
president(1)	$2,000,000
executive vice president(2)	$750,000

(1)	For fiscal 2009, applied to Messrs. Burrows, Coles and Rubinfeld. Effective November 2009, Mr. Alstead is subject to the $2,000,000 investment level.

(2)	For fiscal 2009, applied to Messrs. Alstead and Bocian.

The unrealized value of vested, in-the-money stock options counts for up to 25% of the required minimum investment. Unrealized value is measured as the difference between aggregate exercise price and aggregate market value of underlying shares. Shares held prior to the effective date of the guidelines and shares purchased and held under our employee stock purchase plan also count toward satisfying the investment requirement. The Compensation Committee monitors each executive’s progress toward the minimum investment on an annual basis. We disfavor hedging transactions that limit or eliminate the economic risk to our executives and partners of owning our stock and, to our knowledge, no such arrangements are currently outstanding. Our insider trading policy requires general counsel pre-approval of any such hedging transactions.

Recovery of Incentive Compensation Policy

During its November 2009 meeting, the board of directors, upon the recommendation of the Compensation Committee, approved a Recovery of Incentive Compensation Policy. The policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers (as designated by the board) where (i) the payment of a bonus or equity award (or the vesting of such award) was predicated upon the achievement of financial results, which financial results were the product of fraudulent activity or that were subsequently the subject of a material negative restatement, and (ii) a lower bonus payment or equity award would have been made to executive officers (or lesser or no vesting would have occurred with respect to such award) based on the restated financial results or the financial results that would have pertained absent such fraudulent activity. The Compensation Committee believes that a Recovery of Incentive Compensation Policy is in the best interests of the Company. The policy is effective with respect to equity awards made beginning fiscal 2010 and bonus incentive payments earned for fiscal 2010.

Equity Grant Timing Practices

In September 2008, our board of directors approved the following revised equity compensation grant timing guidelines:

Regular Annual Grant Dates.  Regular annual grants for partners and non-employee members of the board are approved at the November Compensation Committee and board meetings, and the grant date for such annual grants is the second business day after the public release of fiscal year-end earnings. However, if fiscal year-end earnings are released before the November Compensation Committee and board meetings, then the grant date will be the Monday following such meetings. The grants are approved as formulas based on a specified dollar amount; the number of shares and exercise price for each option grant are determined based on the closing market price of our stock on the grant date, and the number of shares for each restricted stock unit is determined by dividing the dollar amount by the closing market price of our stock on the grant date.

Grant Dates for New Hires and Promotions.  Grant dates for new hire and promotion grants are determined as follows:

•	Standard New Hire/Promotion Grants to Vice Presidents and Below. Grants to newly hired or newly promoted partners with titles of vice president or below that fall within parameters previously approved by the Compensation Committee are approved by written action of the chief executive officer acting under a delegation from the Committee. These grants generally occur on the same date each month and cover partners whose offer letters are signed and who are working in their new positions as of an earlier date in that month.

•	All Other New Hire/Promotion Grants. All other new hire/promotion grants are approved by resolution of the Compensation Committee and, unless a future effective date is specified, are effective as of the date of the meeting at which they are approved or, in the case of written consents, as of the date the last Committee member signs the consent (in the event the date the last Committee member signs the consent falls on a weekend or holiday, the grant will occur on the next trading day). “Other new hire/promotion grants” include grants (i) to senior vice presidents or above under all circumstances and (ii) to vice presidents or below for new hire or promotion grants outside the parameters the Compensation Committee has delegated the chief executive officer authority to approve.

Grant Dates for Other Equity Awards.  Grant dates for equity awards other than annual equity award grants and new hire/promotion grants are determined as follows:

•	Grants to Vice Presidents and Below by the Chief Executive Officer with Delegated Authority. Grants to partners with titles of vice president or below that fall within the parameters previously approved by the Compensation Committee are approved by written consent of the chief executive officer acting under delegation from the Committee. These grants generally occur on the same date each month.

•	All Other Equity Award Grants. All other equity award grants are approved by resolution of the Compensation Committee and, unless a future effective date is specified, are effective as of the date of the meeting at which they are approved or, in the case of written consents, as of the date the last Committee member signs the consent (in the event the date the last Committee member signs the consent falls on a weekend or holiday, the grant will occur on the next trading day).

Initial Grant Dates for Newly Elected Non-Employee Directors.  The grant date for initial grants to newly elected non-employee members of the board of directors is the date of election to the board, if the election date is open for trading under our blackout policy for stock trading, or as of the first open trading day after the election date, if the election date is not open for trading under our blackout policy.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). We refer to these executives as the “Section 162(m) covered executives.” In designing our executive compensation program, we carefully consider the effect of Section 162(m) together with other factors relevant to our business needs. We design annual incentive and long-term performance awards to be tax-deductible to Starbucks, so long as preserving the tax deduction does not inhibit our ability to achieve our executive compensation objectives. We will pay non-deductible compensation when necessary to achieve our executive compensation objectives. For fiscal 2009, the following elements of compensation were designed to qualify as tax-deductible under Section 162(m):

Annual Incentive Bonus.  The Executive Management Bonus Plan, as in effect during fiscal 2009, was designed to enable at least 80% of the annual incentive bonuses paid to the named executive officers (other than Mr. Schultz, who did not participate in the plan) to qualify as performance-based and therefore be deductible under Section 162(m). We believe it is important for the executive team to have individual performance bonus goals in order to drive specific behaviors and business initiatives, even if it means a portion of their bonuses will not be tax-deductible.

Stock Options.  Stock options granted to the covered executive officers are designed to qualify as Section 162(m) performance-based compensation, and any gain upon exercise of the options should be fully deductible under Section 162(m).

Performance-Based Restricted Stock Units.  Performance RSUs granted to the covered executive officers are designed to qualify as Section 162(m) performance-based compensation, and any gain upon vesting of the performance RSUs should be fully deductible under Section 162(m).

Compensation paid to the Section 162(m) covered executives that is not considered “performance-based” under Section 162(m) is not deductible to the extent that it, together with other non-performance-based compensation, exceeds $1 million in any fiscal year. For fiscal 2009, the following elements of compensation were not designed to qualify as tax-deductible under Section 162(m): base salary, the discretionary bonuses, the portion under the Executive Management Bonus Plan based on individual performance goals and certain other compensation. For fiscal 2009, other compensation paid to Mr. Schultz included: (i) imputed income related to travel by Mr. Schultz’s family members on certain flights using corporate aircraft; (ii) imputed income for life and long-term disability insurance premiums paid by Starbucks; and (iii) a payment to replace a split-dollar life insurance benefit formerly provided to him, as more fully explained on page 34.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Starbucks 2009 10-K and this proxy statement.

Respectfully submitted,

Barbara Bass (Chair)
Mellody Hobson*
Kevin R. Johnson*
James G. Shennan, Jr.**
Javier G. Teruel*
Myron E. Ullman, III

*Joined the Compensation Committee in September 2009.
**Joined the Compensation Committee in March 2009.

Summary Compensation Table

The following table sets forth information regarding the fiscal 2009 compensation for our chief executive officer, chief financial officer (at year-end), our two other most highly compensated executive officers in fiscal 2009, plus Martin Coles, our former president, Starbucks Coffee International and Peter J. Bocian, our former executive vice president, chief financial officer and chief administrative officer (collectively, our “named executive officers”). Columns required by SEC rules are omitted where there is no amount to report. The table also sets forth information regarding the fiscal 2007 and/or fiscal 2008 compensation for Messrs. Schultz, Burrows, Coles and Bocian because they were also named executive officers in fiscal 2007 and/or fiscal 2008.

								Non-Equity
				Stock		Option		Incentive Plan	All Other
		Salary	Bonus	Awards		Awards		Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)		($)(4)		($)(5)	($)(6)	($)

Howard Schultz	2009	643,954	1,000,000	—		9,530,162		—	935,676	12,109,792
chairman, president and chief	2008	1,190,000	—	—		7,730,540		—	764,366	9,684,906
executive officer	2007	1,190,000	—	—		8,576,816		—	861,398	10,628,214
Troy Alstead	2009	430,385	59,252	224,086		341,919		243,000	1,119	1,299,761
executive vice president, chief financial officer and chief administrative officer
Clifford Burrows	2009	595,000	139,570	552,344		474,661		436,865	88,415	2,286,855
president, Starbucks Coffee U.S.	2008	565,990	—	373,542		434,902		—	610,151	1,984,585
Martin Coles(7)	2009	725,000	310,837	161,838		1,252,830		182,374	25,249	2,658,128
former president, Starbucks	2008	725,000	—	—		1,914,850		—	46,184	2,686,034
Coffee International	2007	638,462	—	—		1,473,570		233,552	10,593	2,356,177
Arthur Rubinfeld	2009	450,000	77,360	184,958		735,427		316,778	4,082	1,768,605
president, Global Development
Peter J. Bocian(8)	2009	120,000	—	(89,307	)(9)	(836,388	)(9)	—	396	(805,299)
former executive vice president, chief financial officer and chief administrative officer	2008	594,711	—	89,307		1,041,683		—	3,543	1,729,244

(1)	See page 27 for discussion and analysis of base salary levels.

(2)	These amounts represent the discretionary bonus amounts paid for fiscal 2009.

(3)	These amounts reflect the aggregate compensation costs for financial statement reporting purposes for each fiscal year in the table in accordance with GAAP for restricted stock units granted in fiscal 2009 and prior years. These amounts do not reflect amounts paid to or realized by the executive for fiscal 2009. For information on the assumptions used to calculate the compensation costs, see Note 14 to the audited consolidated financial statements in our 2009 10-K. As required by SEC rules, the amounts reported have been adjusted to exclude the estimated effect of service-based forfeiture assumptions used for financial reporting purposes. See the Fiscal 2009 Grants of Plan-Based Awards table on page 42 for the grant date fair value of each restricted stock unit granted in fiscal 2009. Vesting of restricted stock units does not accelerate upon retirement.

(4)	These amounts reflect the aggregate compensation costs for financial statement reporting purposes for each fiscal year in the table in accordance with GAAP for stock options granted in such fiscal year and prior years. These amounts do not reflect amounts paid to or realized by the executive for fiscal 2009. For information on the method and assumptions used to calculate the compensation costs, see Note 14 to the audited consolidated financial statements in our 2009 10-K and Note 14 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended 2008. The assumed expected term of stock options shown in Note 14 is a weighted average expected term covering all optionees. However, Mr. Schultz’s historical practice of not exercising stock options until very late in their term requires us to apply a unique expected term assumption that exceeds eight years when valuing options granted to him for purposes of GAAP. As required by SEC rules, the amounts reported have been adjusted to exclude the estimated effect of service-based forfeiture assumptions used for financial reporting purposes. See the Fiscal 2009 Grants of Plan-Based Awards table on page 42 for the grant date fair value of each stock option award granted in fiscal 2009. In addition, in accordance with GAAP, the fair value of a stock option granted to a retirement-eligible partner will be expensed earlier than an identical stock option granted to a partner who is not retirement-eligible. The options granted to Mr. Schultz on November 16, 2005 were amortized to his retirement-eligible date of July 19, 2008; however, Mr. Schultz waived the accelerated vesting feature for options granted subsequent to fiscal year 2006.

(5)	These amounts represent annual incentive bonus awards paid for fiscal 2009.

(6)	The table below shows the components of “All Other Compensation” for the named executive officers, calculated at the aggregate incremental cost to Starbucks.

Fiscal 2009 All Other Compensation Table

		Insurance
		Premiums
		& Annual	Retirement Plan
	Security	Physical	Contributions	Other		Total
Name	($)(A)	($)	($)	($)		($)

Howard Schultz	680,961	4,365	14,100	236,250	(B)	935,676
Troy Alstead	—	819	300	—		1,119
Clifford Burrows	30,798	2,575	6,900	48,142	(C)	88,415
Martin Coles	17,709	2,640	4,900	—		25,249
Arthur Rubinfeld	—	1,782	2,300	—		4,082
Peter J. Bocian	—	396	—	—		396

(A)	As more fully explained on page 34, these amounts include the costs of providing security services and equipment to the chairman, president and chief executive officer and certain other executives.

(B)	As more fully explained on page 34, $236,250 was paid to Mr. Schultz in consideration of the replacement of a split-dollar life insurance benefit we formerly provided him. As discussed on page 51, Mr. Schultz reimbursed us for the aggregate incremental cost of his personal use of corporate aircraft during fiscal 2009. Occasionally, Mr. Schultz’s family members and other guests accompany him on the corporate aircraft when he is traveling on Company business. This use does not result in aggregate incremental costs to the Company, but is treated as imputed income to Mr. Schultz under IRS rules.

(C)	As more fully explained on page 34, this amount includes expenses related to Mr. Burrows’ relocation to the United States in connection with his promotion to president, Starbucks Coffee U.S.

(7)	Mr. Coles separated from the Company effective December 1, 2009.

(8)	Mr. Bocian separated from the Company effective November 25, 2008.

(9)	Pursuant to SEC rules, this amount reflects the reversal of only the previously expensed portions of the awards that were reported in the fiscal 2008 proxy statement (Mr. Bocian’s first year in the Starbucks proxy statement).

Fiscal 2009 Grants of Plan-Based Awards

The following table sets forth information regarding fiscal 2009 annual incentive bonus awards and equity awards granted to our named executive officers in fiscal 2009.

										All Other	All Other
										Stock	Option		Grant
										Awards:	Awards:	Exercise	Date Fair
				Potential Future Payouts			Potential Future Payouts			Number of	Number of	or Base	Value of
				Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Stock and
				Plan Awards(2)			Plan Awards			Stock or	Underlying	Option	Option
		Approval		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Award	Awards
Name	Award	Date	Grant Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(3)

Howard Schultz	Stock Options(4)	11/12/08	11/17/08	—	—	—	—	—	—	—	2,714,947	8.64	12,391,522

Troy Alstead	Annual Incentive	—	—	16,875	225,000	450,000	—	—	—	—	—	—	—
	Stock Options	11/12/08	11/17/08	—	—	—	—	—	—	—	66,138	8.64	223,441
	Stock Options	12/18/08	12/18/08	—	—	—	—	—	—	—	52,910	9.59	199,963
	Performance RSUs	11/12/08	11/17/08	—	—	—	5,787	23,148	46,296	29,861	—	—	399,997

Clifford Burrows	Annual Incentive	—	—	29,006	386,750	773,500	—	—	—	—	—	—	—
	Stock Options	11/12/08	11/17/08	—	—	—	—	—	—	—	132,275	8.64	448,373
	Performance RSUs	11/12/08	11/17/08	—	—	—	11,574	46,296	92,592	59,722	—	—	799,995

Martin Coles	Annual Incentive	—	—	35,344	471,250	942,500	—	—	—	—	—	—	—
	Stock Options	11/12/08	11/17/08	—	—	—	—	—	—	—	115,741	8.64	392,332
	Performance RSUs	11/12/08	11/17/08	—	—	—	10,127	40,509	81,018	52,257	—	—	699,996

Arthur Rubinfeld	Annual Incentive	—	—	21,938	292,500	585,000	—	—	—	—	—	—	—
	Stock Options	11/12/08	11/17/08	—	—	—	—	—	—	—	132,275	8.64	448,378
	Performance RSUs	11/12/08	11/17/08	—	—	—	11,574	46,296	92,592	59,722	—	—	799,995

Peter J. Bocian(5)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Annual option awards granted in November 2008 were approved by the independent directors on the recommendation of the Compensation Committee. The December 2008 grant of options to Mr. Alstead was approved by the Compensation Committee. In accordance with our equity grant timing policy in place at the time of the November 2008 grant, the grant date for the regular annual equity grant (which was approved on November 12, 2008 for the fiscal 2009 grants) was the second business day after our fiscal 2008 earnings release; however, since the earnings release was before the November Compensation Committee and board meetings, the grant date, according to the policy, was the Monday following such meetings (Monday, November 17, 2008). The equity grant timing policy is described beginning on page 38.

(2)	Reflects information regarding awards under the Executive Management Bonus Plan.

(3)	The grant date fair value for performance RSUs is calculated assuming the maximum performance (200%). For fiscal 2009, the named executive officers achieved 129% of the target performance RSU award resulting in the following grant date fair value: Mr. Alstead — $257,999; Mr. Burrows — $515,996; Mr. Coles — $451,497; and Mr. Rubinfeld — $515,997.

(4)	As noted above, Mr. Schultz did not participate in the Executive Management Bonus Plan for fiscal 2009 and his entire fiscal 2009 long-term incentive grant was in the form of stock options.

(5)	At the time of annual compensation decisions in November 2008, Mr. Bocian had already provided notice of his intention to leave the Company effective November 25, 2008. As such, Mr. Bocian did not receive an annual equity grant nor did he participate in the Executive Management Bonus Plan for fiscal 2009.

The following narrative discusses the material information necessary to understand the information in the tables above.

Equity Awards.  The amount of stock options granted to executive officers for fiscal 2009 was based on a target economic value for the total equity award value. The number of stock options granted was calculated by dividing 50% of the total equity award value by a closing price multiplier. The closing price multiplier was equal to the closing market price of Starbucks stock on the date of grant multiplied by a Black-Scholes factor. The stock options shown in the table were awarded in early fiscal 2009. The target amount of performance RSUs for executive officers for fiscal 2009 was based on a target economic value for the total equity award value. The number of performance RSUs was calculated by dividing 50% of the total equity award value by the closing price of Starbucks stock on the date of grant. The actual amount of performance RSUs that were earned in fiscal 2009 are shown in the table above.

A discussion and analysis of how award levels were determined begins in the “Long-Term Incentive Compensation” section on page 32. All equity awards shown in this table were granted under the 2005 Key Employee Plan Sub-Plan (“2005 Key Employee Plan”) to our 2005 Long-Term Equity Incentive Plan. The stock options have an exercise price equal to the closing market price of our common stock on the date of grant. The options vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with us, and expire 10 years after the date of grant. The earned performance RSUs will vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. Threshold amounts for the performance RSUs are based on the achievement of adjusted earnings per share at the threshold of $0.72, permitting 25% of the portion of the target performance RSU grant to be earned. Target amounts for the performance RSUs assume 100% achievement of adjusted earnings per share of $0.75-$0.78. Maximum amounts for the performance RSUs assume 200% achievement of adjusted earnings per share of $0.85. The named executive officers earned 129% of the target amount of the performance RSUs as discussed on page 33.

All stock options will become fully vested and exercisable (i) if the recipient terminates his employment at or after the age of 55 and with at least 10 years of credited service with Starbucks (other than with respect to Mr. Schultz, as explained below) and (ii) under the circumstances described beginning on page 49 under “Equity Acceleration.” Restricted stock units do not accelerate upon retirement or death. Mr. Schultz voluntarily waived accelerated vesting of the options upon termination of employment at or after the age 55 and with at least 10 years of service, which he attained during the vesting period of this grant. Mr. Schultz agreed to forgo this accelerated retirement vesting so we would not be required to similarly accelerate the recognition of expense for the award in our financial statements. The grant date fair value of each stock option awarded to Mr. Schultz is significantly greater than the fair value of stock options granted to the other named executive officers because Mr. Schultz’s historical practice of not exercising stock options until very late in their term has resulted in a longer expected term for his options than the other executives. The longer expected life leads to a significantly higher fair value in accordance with GAAP.

Non-Equity Incentive Plan Awards.  These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our named executive officers under the Executive Management Bonus Plan for fiscal 2009. Amounts shown are calculated as a percentage of year-end base salary ($450,000 for Mr. Alstead; $595,000 for Mr. Burrows; $725,000 for Mr. Coles and $450,000 for Mr. Rubinfeld). Threshold amounts for the primary objective goal are based on the achievement of the fiscal 2009 adjusted business unit profit contribution (for executives responsible for a single business unit) or adjusted operating income (for executives with responsibilities that cross business units). The threshold amount for the secondary objective goal is based on the achievement of the fiscal 2009 adjusted earnings per share at the threshold of $0.72, permitting a payout of 25% of the portion of the total bonus attributable to achievement of the secondary objective goal under the Executive Management Bonus Plan. See discussion and analysis beginning on page 28. The threshold amounts are also based on achievement of their individual bonus goals at the minimum 80% level required for any payout under the Executive Management Bonus Plan. Target bonus amounts assume achievement of the objective goals at the target amounts (as described beginning on page 28) and achievement of 100% of individual bonus goals. Maximum bonus amounts assume achievement of the objective goals at the maximum amounts or more (as described beginning on page 28) and achievement of 100% of individual bonus goals. The named executive officers received a bonus payout under the Executive Management Bonus Plan for fiscal 2009 as shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 40.

Discretionary Bonuses.  We paid discretionary bonuses to reward our executive officers for their contributions to the Company’s strong fiscal 2009 performance during extraordinarily challenging times that were not adequately reflected in the payout calculations under the Executive Management Bonus Plan. The Compensation Committee determined that certain items, in addition to the adjustments described on page 28, impacted the calculations of the final primary objective performance results under the Executive Management Bonus Plan in a manner that would not yield bonus payout amounts to appropriately reward the achievement of the Company’s targeted operating performance. These items included adjustments described on page 31. The Compensation Committee approved payment of a discretionary bonus to each named executive officer, other than Mr. Schultz, in the amount of the difference between the actual bonus payouts under the Executive Management Bonus Plan and the bonus payouts had adjustments to the primary objective performance measures been made to exclude the impact of the items described above. In addition, the Compensation Committee approved a discretionary bonus for Mr. Schultz, even though he did not participate in the Executive Management Bonus Plan for fiscal 2009.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table provides information regarding stock options and restricted stock units held by our named executive officers as of September 27, 2009. No named executive officer has any other outstanding form of equity award.

			Option Awards						Stock Awards
										Market
				Number of	Number of	Number of			Number of	Value of
			Number of	Securities	Securities	Securities			Shares or	Shares or
			Securities	Underlying	Underlying	Underlying			Units of	Units of
			Underlying	Unexercised	Unexercised	Options	Option		Stock that	Stock that
			Options	Options	Options	(#)	Exercise	Option	Have Not	Have Not
			(#)	(#)	(#)	Previously	Price	Expiration	Vested	Vested
Name	Grant Date		Total Grant	Exercisable	Unexercisable	Exercised	($)	Date	(#)	($)(1)

Howard Schultz	11/17/08	(2)	2,714,947	—	2,714,947	—	8.64	11/17/18	—	—
	11/19/07	(2)	687,113	171,779	515,334	—	22.87	11/19/17	—	—
	11/20/06	(2)	544,218	272,110	272,108	—	36.75	11/20/16	—	—
	11/16/05	(3)	966,469	966,469	—	—	30.42	11/16/15	—	—
	11/16/04	(4)	1,000,000	1,000,000	—	—	27.32	11/16/14	—	—
	11/20/03	(5)	1,100,000	1,100,000	—	—	15.23	11/20/13	—	—
	9/30/02	(6)	1,024,000	1,024,000	—	—	10.32	9/30/12	—	—
	10/1/01	(6)	1,430,000	1,430,000	—	—	7.40	10/1/11	—	—
	10/2/00	(6)	1,580,000	1,580,000	—	—	10.09	10/2/10	—	—
Troy Alstead	12/18/08	(2)	52,910	—	52,910	—	9.59	12/18/18	—	—
	11/17/08	(2)	66,138	—	66,138	—	8.64	11/17/18
	11/17/08	(7)	—	—	—	—	—	—	29,861	592,144
	5/8/08	(8)	—	—	—	—	—	—	22,208	440,385
	11/19/07	(2)	43,725	10,932	32,793	—	22.87	11/19/17	—	—
	11/20/06	(2)	33,120	16,560	16,560	—	36.75	11/20/16	—	—
	11/16/05	(3)	26,000	26,000	—	—	30.42	11/16/15	—	—
	11/16/04	(4)	72,000	72,000	—	—	27.32	11/16/14	—	—
	11/20/03	(5)	70,000	70,000	—	—	15.23	11/20/13	—	—
	9/30/02	(6)	45,000	45,000	—	—	10.32	9/30/12	—	—
	10/1/01	(6)	71,000	71,000	—	—	7.40	10/1/11	—	—
	1/16/01	(6)	70,000	70,000	—	—	11.20	1/16/11	—	—
	10/2/00	(6)	52,000	52,000	—	—	10.09	10/2/10	—	—
Clifford Burrows	11/17/08	(2)	132,275	—	132,275	—	8.64	11/17/18	—	—
	11/17/08	(7)	—	—	—	—	—	—	59,722	1,184,287
	3/18/08	(2)	37,222	9,306	27,916	—	18.24	3/18/18	—	—
	11/19/07	(2)	43,725	10,932	32,793	—	22.87	11/19/17	—	—
	9/18/07	(8)	—	—	—	—	—	—	17,966	356,266
	11/20/06	(2)	49,679	24,840	24,839	—	36.75	11/20/16	—	—
	11/16/05	(3)	60,000	60,000	—	—	30.42	11/16/15	—	—
	11/16/04	(4)	68,500	68,500	—	—	27.32	11/16/14	—	—
	12/12/03	(3)	35,000	35,000	—	—	15.87	12/12/13	—	—
	11/20/03	(5)	30,000	30,000	—	—	15.23	11/20/13	—	—
	9/30/02	(9)	15,000	15,000	—	—	10.32	9/30/12	—	—
	10/1/01	(9)	6,666	6,666	—	—	7.40	10/1/11	—	—

Option Awards	Stock Awards
Market
Number of	Number of	Number of	Number of	Value of
Number of	Securities	Securities	Securities	Shares or	Shares or
Securities	Underlying	Underlying	Underlying	Units of	Units of
Underlying	Unexercised	Unexercised	Options	Option	Stock that	Stock that
Options	Options	Options	(#)	Exercise	Option	Have Not	Have Not
(#)	(#)	(#)	Previously	Price	Expiration	Vested	Vested
Name	Grant Date	Total Grant	Exercisable	Unexercisable	Exercised	($)	Date	(#)	($)(1)

Martin Coles	11/17/08	(2)	115,741	—	115,741	—	8.64	3/1/10	(9)	—	—
11/17/08	(7)	—	—	—	—	—	—	52,257	(10)	1,036,256
11/19/07	(2)	249,859	62,465	187,394	—	22.87	3/1/10(10)	—	—
9/18/07	(2)	114,856	57,428	57,428	—	27.83	3/1/10(10)	—	—
11/20/06	(2)	132,167	66,084	66,083	—	36.75	3/1/10(10)	—	—
11/16/05	(3)	120,808	120,808	—	—	30.42	3/1/10(10)	—	—
11/16/04	(4)	100,000	100,000	—	—	27.32	3/1/10(10)	—	—
4/12/04	(9)	400,000	300,000	—	100,000	19.60	3/1/10(10)	—	—
Arthur Rubinfeld	11/17/08	(2)	132,275	—	132,275	—	8.64	11/17/18	—	—
11/17/08	(7)	—	—	—	—	—	—	59,722	1,184,287
3/18/08	(2)	145,000	36,250	108,750	—	18.24	3/18/18	—	—
Peter J. Bocian(11)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($19.83) as of the close of trading on September 25, 2009 (the last trading day prior to our September 27, 2009 fiscal year-end).

(2)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.

(3)	Options vested in three equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.

(4)	Options vested in three equal annual installments (subject to rounding of partial shares) on October 1, 2005, 2006 and 2007.

(5)	Options vested in full on October 1, 2006.

(6)	Options vested in full on the third anniversary of the grant date.

(7)	Earned Performance RSUs vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

(8)	Time-based RSUs vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date.

(9)	Options vested in full on the fourth anniversary of the grant date.

(10)	Pursuant to the terms of the applicable equity plans, these options will expire three months after Mr. Coles’ separation date of December 1, 2009. Additionally, any restricted stock units not vested at the time of separation were forfeited upon the separation date.

(11)	Pursuant to the terms of the applicable equity plans, all of Mr. Bocian’s options expired on February 25, 2009, three months after the date of his separation.

2009 Fiscal Year-End Option Values

The table below shows the total value of both vested and unvested in-the-money stock options for each named executive officer as of the end of fiscal 2009. Value is calculated as the difference between the aggregate exercise price of the options and the aggregate market value of the shares of underlying common stock as of the close of trading on September 25, 2009 (the last trading day prior to our September 27, 2009 fiscal year-end) calculated based on the closing market price of our stock on that day ($19.83). There is no guarantee that, if and when these options are exercised, they will have this value.

Name	Vested ($)	Unvested ($)

Howard Schultz	47,956,336	30,380,257
Troy Alstead	2,742,645	1,281,882
Clifford Burrows	517,080	1,524,543
Martin Coles	69,000	1,295,142
Arthur Rubinfeld	57,638	1,653,070
Peter J. Bocian(1)	N/A	N/A

(1)	Mr. Bocian separated from the Company effective November 25, 2008. As such, he did not have any vested and unvested options as of September 25, 2009.

Fiscal 2009 Option Exercises and Stock Vested

The following table provides information regarding stock options that were exercised by our named executive officers and stock awards (restricted stock units) that vested during fiscal 2009. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by $20.76, which was the closing price of our stock on September 18, 2009, the date the stock awards vested. Value realized represents long-term gain over many years; we do not consider it part of fiscal 2009 compensation.

		Option Awards		Stock Awards
				Number of Shares
				Acquired on
		Number of Shares	Value Realized on	Vesting	Value Realized
Name	Grant Date	Acquired on Exercise (#)	Exercise ($)	(#)	on Vesting ($)

Howard Schultz	11/13/98	3,181,376	12,607,157	—	—
	10/4/99	982,792	14,021,985
Troy Alstead	10/4/99	40,000	449,124	—	—
Clifford Burrows	9/18/07	—	—	17,966	372,974
Martin Coles	—	—	—	—	—
Arthur Rubinfeld	—	—	—	—	—
Peter J. Bocian	—	—	—	—	—

Management Deferred Compensation Plan

The named executive officers are eligible to participate in the Management Deferred Compensation Plan, an unfunded, non-qualified plan, the benefits of which are paid by Starbucks out of our general assets. The plan is subject to the requirements of Section 409A of the Internal Revenue Code. In September 2008, the board of directors approved an amended and restated plan document to conform it to Section 409A requirements effective January 1, 2009. Deferred compensation earned prior to 2005 is not subject to Section 409A requirements and continues to be governed under the terms of the plan and the tax laws in effect on or before December 31, 2004, as applicable.

Deferrals

Participants may defer up to 70% of base salary and 95% of annual incentive bonus. In addition, participants may receive matching contributions from Starbucks to replace the similar benefits not available to them under our 401(k) plan due to limitations imposed by the Internal Revenue Code. For the match made in December 2008, the matching contributions equaled from 25% to 150% of the first 4% of eligible pay deferred into the Management Deferred Compensation Plan. The actual amount of matching contributions was based on the participant’s credited months of service with Starbucks under the same formula under our 401(k) plan. The participant generally must be employed on the last day of the calendar year to receive matching contributions, unless he or she retires at or after age 65, becomes disabled or dies during the year, in which case we will contribute a prorated amount. No named executive officer was retirement-eligible. In December 2008, the board of directors approved changing the matching contributions under the Management Deferred Compensation Plan (and our 401(k) plan) from the fixed formula described above to a discretionary arrangement effective January 1, 2009. Accordingly, any future matching contributions to either plan will be made at the discretion of the board of directors.

Earnings

As an unfunded, non-qualified plan, the Management Deferred Compensation Plan uses measurement benchmarks to credit earnings on compensation deferred under the plan. Those measurement benchmarks are based on the investment funds listed below and are the same ones available under our 401(k) plan. Participants select which measurement funds they wish to have their account allocated to and may change how deferred compensation is allocated to the measurement funds at any time, subject to certain redemption fees and other limitations imposed by plan rules. Changes generally become effective as of the first trading day following the change.

Management Deferred Compensation Plan — Measurement Funds

SEI Stable Asset Fund	Morgan Stanley Institutional Fund, Inc.
Dodge & Cox Income Fund	Small Company Growth Portfolio — Class P**
American Funds® Fundamental Investor Fund — Class R4*	Fidelity Diversified International Fund
Vanguard Institutional Index Fund — Institutional Class	Conservative Blend***
American Funds® Growth Funds of America® — Class R4	Moderate Blend***
Vanguard FTSE Social Index Fund — Investor Class	Growth Blend***
Harbor Small Cap Value Fund — Institutional Class	Aggressive Blend***

*	Replaced the American Century Value Fund — Investor Class effective as of August 2008.

**	Class B shares were renamed to Class P shares effective January 2008.

***	Each blend investment option contains a diversified mix of the other individual investment options.

In-Service Withdrawals and Distributions

At the time of making the deferral election for a year, a participant elects when the resulting deferred compensation account will be distributed to himself or herself. In general, the participant can receive scheduled “in-service” or hardship withdrawals while still employed or have distributions paid on separation from service. The specific distribution options depend on whether the deferred compensation was earned on or after 2005 and is subject to other plan rules, including those discussed below. A participant may receive potentially three types of in-service withdrawals:

1.	A participant may designate a scheduled payment date at the time of his or her deferral election. The scheduled payment date cannot occur until after the deferred compensation has been in the plan for three years (if deferred compensation earned on and after January 1, 2005) or five years (if pre-2005 deferred compensation).

2.	A participant may request an in-service withdrawal if he or she experiences a qualifying hardship.

3.	Only with respect to pre-2005 deferred compensation, a participant may request an in-service withdrawal for any reason by paying a 10% penalty.

For separation from service distributions, account balances resulting from the Company match and deferred compensation earned on and after January 1, 2005 can be paid either in a lump sum or in up to 10 annual installments, in each case beginning within 60 days of separation or one year after separation. If a participant is considered a “specified employee” on his or her separation date, Section 409A requires the suspension of payments for six months after such separation date. Account balances resulting from pre-2005 deferred compensation can be distributed either in a lump sum within 60 days of separation or, if the participant is at least age 65 on his or her separation date, in up to 10 annual installments.

Distribution elections with respect to account balances from deferred compensation earned on and after January 1, 2005 can be changed up to two times, provided the new election occurs at least one year prior to the original payment date and results in an additional payment delay of five years. The participant also must make a one-year advance election to change distribution elections for pre-2005 deferred compensation.

Fiscal 2009 Nonqualified Deferred Compensation

The following table shows contributions and earnings during fiscal 2009 and the account balances as of September 27, 2009 for our named executive officers under the Management Deferred Compensation Plan. In addition, the table shows the aggregate balance at fiscal year-end of Mr. Schultz’s deferred stock units under the 1997 Deferred Stock Plan as described on page 35. None of the other named executive officers have deferred stock units.

				Aggregate
	Executive	Starbucks	Aggregate	Withdrawals/	Aggregate
	Contributions in	Contributions	Earnings (Loss)	Distributions in	Balance at
	Fiscal 2009	in Fiscal 2009	in Fiscal 2009	Fiscal 2009	Fiscal Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Howard Schultz	25,758	13,800	9,440	—	202,397
deferred stock units	N/A	N/A	N/A	N/A	67,306,669 (5)
Troy Alstead	—	—	(50,173)	—	770,571
Clifford Burrows	17,392	—	3,447	—	20,840
Martin Coles	29,000	4,600	(6,375)	—	106,839
Arthur Rubinfeld	—	—	—	—	—
Peter J. Bocian	3,692	—	(2,990)	(16,204)	—

(1)	These amounts were also included in “Salary” and/or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 40.

(2)	These amounts were reported as “All Other Compensation” in the Summary Compensation Table on page 40 and as “Retirement Plan Contributions” in the Fiscal 2009 All Other Compensation Table on page 41.

(3)	We do not provide above-market or preferential earnings on Management Deferred Compensation Plan contributions, so these amounts were not reported in the Summary Compensation Table. Management Deferred Compensation Plan participants can select only from among the same investment funds as are available under our 401(k) plan.

(4)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements: Mr. Schultz — $165,210; Mr. Alstead — N/A; Mr. Burrows — $31,357; Mr. Coles — $89,678; Mr. Rubinfeld — N/A; and Mr. Bocian — $17,539. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

(5)	The aggregate balance at fiscal year-end for deferred stock units is calculated by multiplying deferred stock units of 3,394,184 by the closing market price of our stock on September 25, 2009 ($19.83).

Potential Payments Upon Termination or Change in Control

We do not provide special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners, is accelerated vesting of certain equity awards. We do, however, occasionally offer a severance benefit arrangement for new senior executives to provide for one year’s base salary if we terminate his or her employment for any reason other than “cause” (which generally requires misconduct) within one year of the executive’s hire date. We may also offer a severance benefit arrangement for terminated or separated executives as part of a negotiated termination of employment in exchange for release of claims against the Company and other covenants in the best interests of the Company. Other than as described below, none of our named executive officers for fiscal 2009 had any such severance benefit arrangement.

On November 30, 2009, in connection with Mr. Coles’ separation, the Company entered into a Separation Agreement and Release with Mr. Coles. Pursuant to the agreement, we agreed to pay Mr. Coles a lump sum payment equal to 12 months of his base salary, subject to customary tax and other withholdings. The agreement also provides that (i) the Company will provide Mr. Coles with a lump sum payment equal to the cost of COBRA continuation coverage under the applicable Starbucks medical, dental and vision programs for a period of 12 months, less applicable withholding taxes; (ii) Mr. Coles’ vested stock options will expire or be exercisable pursuant to the terms and conditions of the applicable plan documents; (iii) Mr. Coles’ participation in all equity compensation, incentive compensation and all other compensation and benefits plans, programs and agreements will terminate effective as of his separation from the Company; (iv) the Company will provide Mr. Coles with 12 months of outplacement services up to a maximum of $14,000; and (v) Mr. Coles is not entitled to any compensation or benefits from and after his separation from the Company, except as provided in the agreement, the terms of the our 401(k) plan or the Management Deferred Compensation Plan. In the agreement, Mr. Coles also provided a general release of claims against the Company, agreed to certain confidentiality obligations and reaffirmed his obligations under a non-competition agreement with the Company. The Compensation Committee believes that the separation amount was appropriate and in the best interests of the Company in exchange for certain covenants and the release provided by Mr. Coles.

As noted above, Mr. Bocian separated from the Company effective November 25, 2008. He did not receive any separation compensation in connection with his resignation.

Equity Acceleration

Acceleration Upon Change in Control.  No named executive officer is entitled to any payment or accelerated benefit in connection with a change in control of Starbucks, or a change in his responsibilities following a change in control, except for accelerated vesting of stock options and restricted stock units granted under our 2005 Key Employee Plan. The 2005 Key Employee Plan has a complex definition of “change in control” and resigning “for good reason.” Generally speaking, a change in control occurs if (i) we sell or liquidate all our assets; (ii) someone acquires 25% or more of our stock without prior approval of our board of directors; (iii) a majority of our directors is replaced in any 36-month period other than by new directors approved by existing directors; or (iv) Starbucks is not the surviving company after any merger.

The 2005 Key Employee Plan is a “double trigger” plan, meaning that unvested stock options and unvested restricted stock units vest immediately only if (i) there is a change in control and (ii) if stock options and restricted stock units are assumed or substituted with stock options or restricted stock units of the surviving company, the partner is terminated or resign for good reason within one year after the change in control. Generally speaking, a resignation is “for good reason” if it results from the resigning partner: (i) having materially reduced responsibilities; (ii) being placed in a new role that is inconsistent with the pre-change-in-control role; (iii) having his or her base salary or target incentive compensation reduced; or (iv) having his or her primary work location moved by more than 50 miles. If stock options or restricted stock units are not assumed or substituted with stock options or restricted stock units of the surviving company, they vest immediately upon a change in control. We believe “double-trigger” acceleration is appropriate because vesting is accelerated only if the retention purpose of time-vested equity compensation is defeated. This occurs upon a change in control only for partners who lose their long-term incentive compensation opportunity, which results if the acquiring company does not assume or substitute awards, or if the partners lose their jobs or resign for good reason. Performance RSUs, which were awarded in fiscal 2009, are treated in the same manner as restricted stock units noted above once the performance period is complete and the amount of award is determined. Prior to completion of the performance period, performance RSUs do not accelerate upon a change in control and are forfeited if not assumed or substituted with awards of the surviving company.

Acceleration Upon Retirement or Death.  The vesting of all options accelerates in full upon the voluntary termination of employment of any partner who is at least 55 years old and has a minimum of 10 years of credited service with Starbucks, unless otherwise provided in the grant agreement. Vesting also accelerates upon the partner’s death. Restricted stock units do not accelerate upon retirement or death.

The following table shows the estimated potential incremental value of additional stock options and restricted stock units that would have vested for our named executive officers as of September 25, 2009 (the last business day of fiscal 2009) under the acceleration scenarios described above. For stock options, the value is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of September 25, 2009 calculated based on the closing market price of our stock on that day ($19.83). Accelerated restricted stock unit award value is calculated by multiplying the number of accelerated shares by the closing market price of our stock on September 25, 2009 ($19.83). Of the named executive officers, only Mr. Schultz satisfied the criteria for “retirement” as of September 25, 2009. Mr. Schultz has voluntarily waived accelerated vesting of options upon termination of employment at or after the age 55 and with at least 10 years of service for each stock option grant he has received since he has been retirement eligible. Mr. Schultz agreed to forgo this accelerated retirement vesting so we would not be required to similarly accelerate the recognition of expense for the award in our financial statements.

	Value of Accelerated Equity Awards ($)
		Change in Control	Change in Control
	Change in Control	with No Replacement	plus Qualifying
Name	Only	Equity	Termination	Death	Retirement

Howard Schultz	—	30,380,257	30,380,257	30,380,257	N/A
Troy Alstead	—	2,314,411	2,314,411	1,281,882	N/A
Clifford Burrows	—	3,065,096	3,065,096	1,524,543	N/A
Martin Coles(1)	—	2,331,398	2,331,398	1,295,142	N/A
Arthur Rubinfeld	—	2,837,357	2,837,357	1,653,070	N/A
Peter J. Bocian(2)	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Coles separated from the Company effective December 1, 2009.

(2)	Mr. Bocian was not employed as of fiscal 2009 year-end.

The following table shows the estimated potential aggregate amounts our named executive officers could have realized from stock options, restricted stock units and Management Deferred Compensation Plan account distributions if their employment terminated as of the last business day of fiscal 2009, other than for misconduct (which could cause forfeiture of all vested stock options and Company match contributions under the Management Deferred Compensation Plan), both including and excluding amounts from accelerated vesting of stock options and restricted stock units as detailed in the table above. The “Total — No Acceleration” column assumes none of the acceleration scenarios covered above has occurred. The “Total — With Acceleration” column assumes acceleration of all unvested stock options and restricted stock units under one or more of the scenarios covered above.

		Management
		Deferred
	Aggregate Value of	Compensation Plan		Aggregate Value of
	Vested Equity	Account Balances	Total — No	Unvested Equity	Total — With
Name	Awards ($)	($)(1)	Acceleration ($)	Awards ($)	Acceleration ($)

Howard Schultz	47,956,336	202,397	48,158,733	30,380,257	78,538,990
Troy Alstead	2,742,645	770,571	3,513,216	2,314,411	5,827,627
Clifford Burrows	517,080	20,840	537,920	3,065,096	3,603,016
Martin Coles(2)	69,000	106,839	175,839	2,331,398	2,507,237
Arthur Rubinfeld	57,638	—	57,638	2,837,357	2,894,995
Peter J. Bocian(3)	N/A	N/A	N/A	N/A	N/A

(1)	These amounts are also shown in the “Aggregate Balance at Fiscal Year-End” column of the Fiscal 2009 Nonqualified Deferred Compensation table on page 48 and are shown in a single lump sum regardless of individual elections to receive payment over time.

(2)	Mr. Coles separated from the Company effective December 1, 2009.

(3)	Mr. Bocian was not employed as of fiscal 2009 year-end.

Certain Relationships and Related Transactions

During fiscal 2009, Mr. Schultz made personal use of corporate aircraft, for which he reimbursed us at our aggregate incremental cost. Mr. Schultz’s reimbursements for flights taken during fiscal 2009 totaled $65,148. The Audit Committee approved aircraft reimbursements in accordance with its charter, before the board of directors adopted the Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements, described in more detail beginning on page 6.

On August 20, 2009, we entered into a sub-lease agreement with The Essential Baking Company, Inc., a Washington corporation (“Essential Baking Co.”), pursuant to which we will pay Essential Baking Co. approximately $422,000 in base rent over the term of the sub-lease. The sub-lease will run through May 2014 and includes provisions for additional payments above base rent if gross sales exceed certain thresholds. In connection with the sub-lease agreement, we also entered into a vendor agreement on July 17, 2009, pursuant to which Essential Baking Co. will be the exclusive provider of baked goods, desserts, sandwiches and salads for the retail store operating within the sub-leased property and also provide similar food items for certain other retail stores on a non-exclusive basis. Through December 31, 2009, we have paid Essential Baking Co. approximately $47,896 under the vendor agreement. Arthur Rubinfeld, our president, Global Development, serves on the board of Essential Baking Co. and also owns approximately 26% of Essential Baking Co.’s outstanding common stock. Mr. Rubinfeld also holds a promissory note from Essential Baking Co. for $60,992 and has options to acquire additional shares of common stock of Essential Baking Co. The Audit Committee has reviewed these transactions pursuant to our Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements and has determined that such transactions were in the Company’s best interests and that the terms are competitive with terms available from unaffiliated third parties.

Equity Compensation Plan Information

The following table provides information as of September 27, 2009 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive and employee stock purchase plans.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	63,638,639	$13.73 (1)	46,663,138 (2)
Equity compensation plans not approved by security holders	4,368,623	$14.53	1,310,781

Total	68,007,262	$13.78 (1)	47,973,919 (3)

(1)	The weighted-average exercise price takes into account 4,445,821 shares under approved plans issuable upon vesting of outstanding restricted stock units, which have no exercise price. The weighted average exercise price for options only with respect to the approved plans is $14.76.

(2)	Shares available for issuance under the 2005 Long-Term Equity Incentive Plan may be issued pursuant to stock options, restricted stock, restricted stock units and stock appreciation rights.

(3)	Includes 38,163,649 shares under equity incentive plans and 9,810,270 shares remaining available for issuance under employee stock purchase plans.

The shares to be issued under plans not approved by shareholders relate to our 1991 Company-Wide “Bean Stock” Option Plan (the “1991 Bean Stock Plan”) and our UK Share Incentive Plan.

The 1991 Bean Stock Plan is our former broad-based stock option plan and provided for the annual issuance of stock options to eligible partners. The 1991 Bean Stock Plan was approved and adopted by our board of directors in 1991 and did not require shareholder approval. Generally, options were granted annually under the 1991 Bean Stock Plan. These grants required board approval, were linked to overall Company performance in the prior year and were granted to partners as a percentage of base salary. The 1991 Bean Stock Plan was effectively replaced by the 2005 Company-Wide Sub-Plan to the Starbucks Corporation 2005 Long-Term Equity Incentive Plan. The Starbucks Corporation 2005 Long-Term Equity Incentive Plan was approved by our shareholders on February 9, 2005.

Our UK Share Incentive Plan, which is a plan approved by Her Majesty’s Revenue & Customs of the United Kingdom, allows eligible partners in the United Kingdom to purchase shares of our common stock through payroll deductions during six-month offering periods at the lower of the market price at the beginning and the market price at the end of the offering period. We award one matching share for each six shares purchased under the UK Share Incentive Plan. The total number of shares issuable under the UK Share Incentive Plan is 1,400,000, of which 89,219 were issued as of September 27, 2009. The UK Share Incentive Plan was suspended in May 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Our directors, executive officers and greater-than-10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, written representations from these persons that no other reports were required and all Section 16(a) reports provided to us, all Section 16(a) filing requirements applicable to our directors and executive officers were complied with for fiscal 2009.

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to us by Deloitte for fiscal 2009 and fiscal 2008:

	Fiscal 2009	Fiscal 2008

Audit Fees	$4,736,000	$4,927,000
Audit-Related Fees	82,000	112,000
Tax Fees	96,000	156,000
All Other Fees	—	—

Total	$4,914,000	$5,195,000

Audit Fees consist of fees paid to Deloitte for:

•	the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q;

•	the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and

•	services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing Deloitte’s work. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Deloitte. The policy is available at www.starbucks.com/aboutus/corporate_governance.asp. The policy provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific services that are eligible for general pre-approval, and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve any permitted services.

Requests for pre-approval for services that are eligible for general pre-approval must be submitted to our controller and be detailed as to the services to be provided and the estimated total cost. The controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. Deloitte and management must report to the Audit Committee on a timely basis regarding the services provided by Deloitte in accordance with general pre-approval.

None of the services related to the Audit-Related Fees or Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee requests that shareholders ratify its selection of Deloitte to serve as our independent registered public accounting firm for fiscal 2010. Deloitte audited our consolidated financial statements for fiscal 2009 and audited our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects for fiscal 2009. Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to questions by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

PROPOSAL 3 — SHAREHOLDER PROPOSAL NO. 3

Mr. John C. Harrington has notified the Company that he intends to submit the following proposal at this year’s annual meeting. Mr. Harrington beneficially owns 1,000 shares of Starbucks common stock. We will provide the address of the individual submitting this proposal promptly upon a shareholder’s oral or written request.

Recycled Container Content and Container Recovery Goals

WHEREAS Starbucks Corp. has repeatedly emphasized its commitment to environmental leadership, yet has no comprehensive recycled content or container recovery strategy for the plastic, glass, paper and metal containers its beverages are sold in.

Society has been inundated with recyclable materials that are not being recycled. Two-thirds of beverage containers in the U.S. are not recycled but discarded in landfills, incinerated or littered, and thereby diverted from recycling streams. The U.S. recycling rate for beverage containers declined from 53 percent in 1992 to 34 percent in 2006, while sales continued to grow.

We congratulate the company for using 10% recycled paper fiber in its hot coffee cups. But 3 billion Starbucks coffee cups end up in landfills annually because they can’t be composted or recycled due to their plastic coating. (Greenbiz.com, Sept. 15, 2009)

Starbuck[s] received failing grades for its performance on beverage container recycled content and recycling policies in a 2008 scorecard and report published by As You Sow Foundation.

The company has made no commitment to use recycled content in its Ethos brand water bottles or to specific measures designed to increase rates of bottle recovery. Starbucks lags behind competitors who sell bottled beverages, including Coca-Cola Co. and PepsiCo which both use a significant percentage of recycled polyethylene terephthalate (PET) resin in plastic bottles sold in the U.S. Nestle Waters North America has introduced re-source, a brand of bottled water with 25% recycled PET content. Pepsi’s Naked Juice brand will use 100% recycled PET plastic in its bottles in 2010.

Significant container recovery rates are possible. In U.S. states with container deposit laws, and countries like Germany and Sweden, beverage container recovery rates of 70 to 80 percent have been achieved. Coca-Cola has set a goal to recover 50% of all plastic and aluminum containers it sells annually by 2015. Nestle Waters has pledged to recover 60% of the plastic bottles it sells by 2018. Starbucks has made no such commitment. Increased recovery can reduce reliance on virgin resins and metals and make more materials available to provide recycled content in new containers.

Increased recycling of containers can also reduce carbon footprint. If all U.S. beverage containers sold in 2005 had been recovered, an estimated 15.6 million metric tons of greenhouse gases could have been avoided. (Waste & Opportunity, As You Sow, 2008)

BE IT RESOLVED THAT Shareowners of Starbucks request that the board of directors adopt a comprehensive recycling strategy for beverage containers sold by the company. The strategy should include consideration of aggressive recycled content goals, and container recovery goals for plastic, glass, paper and metal containers. The board shall prepare a report by October 1, 2010 on the company’s efforts to achieve this strategy. The report to be prepared at reasonable cost, may omit confidential information.

SUPPORTING STATEMENT

We believe the requested report is in the best interest of Starbucks and its shareholders. Leadership in this area will protect our brands and enhance the company’s reputation.

BOARD RECOMMENDATION

The Starbucks Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Starbucks believes in the importance of caring for our planet and has a longstanding commitment to environmental stewardship. Our focus on recycling is an essential part of this commitment. To that end, Starbucks has developed a comprehensive recycling strategy to minimize the environmental impacts of the Company’s products. Information on our recycling strategy, as well as other aspects of the Starbuckstm Shared Planettm initiative, is publicly available at www.starbucks.com/sharedplanet.

Starbucks continuously evaluates the environmental footprint of our beverage containers and has taken definitive actions to mitigate the environmental impacts of the Company’s single-use packaging. For example, Starbucks has worked with supply chain partners who manufacture our packaging and disposable products to maximize post consumer recycled content in our paper goods, minimized the number of different resins in our plastic products to enhance recycling and even reduced the carbon footprint of our cold cups by 45% through materials changes and cup weight reduction. Starbucks has also established significant, relevant, quantitative forward looking goals to further mitigate the impact of the Company’s packaging through increased recycling and a reduction in the overall quantity of packaging by increasing the number of beverages served in reusable cups and mugs.

A sampling of Starbucks current initiatives includes:

•	Packaging innovation: Introduction of the recycled-content cup sleeve as a way to reduce “double cupping”; launch of the industry’s first paper beverage cup containing post-consumer recycled fiber (PCF); maximizing post-consumer recycled content in the Company’s non-cup paper goods, with an average of 65% recycled fibers in 2008; and encouraging customers to choose reusable cup options by rewarding those who bring in their own travel tumblers with a $0.10 discount off the price of their beverages.

•	Industry Leadership: Starbucks is active in the Sustainable Packaging Coalition, an industry collaborative effort to drive innovation in packaging design across all materials; Starbucks is also a founding member of the Paper Working Group, contributing to the development of the Environmental Paper Assessment Tool. We hosted a cup summit in May 2009, bringing stakeholders from the entire value chain together for the first time to develop systems-based solutions to increase cup recycling globally.

•	Quantitative Targets Moving Forward: Starbucks has implemented specific goals to reduce the environmental impact of serving our beverages, including 100% recyclable or compostable cups by 2012, in-store recycling for customers in 100% of the stores where Starbucks controls waste management by 2015, and 25% of the Company’s beverages served in reusable containers by 2015, which would decrease Starbucks paper cup usage by approximately one billion cups annually using current sales data.

This resolution asks Starbucks to develop comprehensive plans for recycling and the use of recycled content materials in our packaging. We have already done this and have publicly stated aggressive targets to demonstrate a commitment to lead the specialty coffee and retail industry in ensuring that comprehensive recycling opportunities for single use paper and plastic cups come about over the next three years.

Although Starbucks also sells a number of ready to drink (“RTD”) beverages in glass, aluminum and plastic containers, and is consistently working with our suppliers to mitigate the environmental impact of those bottles and cans, these RTDs represent less than 4% of Starbucks total retail beverage sales. Consequently, Starbucks believes it is most appropriate to focus primarily on sustainable packaging for paper and plastic cups, where we have the largest market share in the specialty coffee industry and the greatest potential to achieve success in changing the entire business sector for the better.

This resolution also asks Starbucks to set quantitative goals for the diversion of single use packaging from landfill disposal to recycling. Starbucks believes it is appropriate for the Company to set targets for customer access to recycling in Starbucks stores. We have also committed to work with local regulators and recycling companies to increase access in homes, offices and public spaces. However, actual rates at which Starbucks customers choose to recycle their products are highly dependent upon the shared actions of other stakeholders outside Starbucks influence. We therefore believe that measuring against these rates, as the proposal requests, would provide a poor indicator of our performance.

Sustainable packaging is an explicit priority for Starbucks and is incorporated into the everyday packaging design and purchasing decisions of the Company. We have set specific targets that maintain Starbucks leadership role as an industry innovator in minimizing the environmental footprint of our most important and greatest volume packaging — our paper hot cups and plastic cold cups.

We remain committed to being an environmentally responsible business. Starbucks will continue striving to find innovative ways to minimize the environmental impacts of our products. Implementation of this proposal will not further the Company’s environmental or recycling goals in any meaningful respect. On the contrary, this proposal would result in the Company incurring unnecessary costs and expenses by duplicating efforts that are already underway and providing additional reports with information that is already available to shareholders.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL NUMBER 3.

OTHER BUSINESS

The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Pursuant to SEC Rule 14a-8, shareholder proposals intended for inclusion in our fiscal 2010 proxy statement and acted upon at our 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”) must be received by us at our executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: Corporate Secretary, on or prior to September 24, 2010.

Shareholder proposals submitted for consideration at the 2011 Annual Meeting of Shareholders but not submitted for inclusion in our fiscal 2010 proxy statement pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Corporate Secretary at our executive offices not less than 120 days nor more than 150 days before the first anniversary of the date of the 2010 Annual Meeting of Shareholders. As a result, any notice given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than October 25, 2010, and no later than November 24, 2010. However, if the date of the 2011 Annual Meeting occurs more than 30 days before or more than 60 days after March 24, 2011, notice by the shareholder of a proposal must be delivered no earlier than the close of business on the 150th day prior to the date of such annual meeting and no later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Shareholder proposals must include the specified information concerning the proposal or nominee as described in our bylaws.

INTERNET VOTING

The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholder to vote their shares and to confirm that their instructions have been properly recorded.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those shareholders that received a paper copy of proxy materials in the mail, one copy of our fiscal 2009 annual report to shareholders and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental goals set forth in our annual report on Global Responsibility.

The fiscal 2009 annual report to shareholders and this proxy statement are available at our website at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, shareholders as of the record date may access our proxy statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. We will deliver promptly upon written or oral request a separate copy of the annual report and this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or this proxy statement, contact us at:

Investor Relations
Starbucks Corporation
2401 Utah Avenue South, Mail Stop: SR1
Seattle, Washington 98134-1435
(206) 318-7118
investorrelations@starbucks.com
http://investor.starbucks.com

If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The fiscal 2009 annual report to shareholders, including our 2009 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our fiscal 2009 annual report to shareholders are available at our website at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. The 2009 10-K and the exhibits filed with it are available at our website at http://investor.starbucks.com. Upon request by any shareholder to Investor Relations at the address listed above, we will furnish a copy of any or all exhibits to the 2009 10-K.

By order of the board of directors,

Paula E. Boggs
secretary

Seattle, Washington
January 22, 2010

Ticketing and Transportation Information for the Starbucks Corporation
2010 Annual Meeting of Shareholders
on
Wednesday, March 24, 2010
at
10 a.m. (Pacific Time)
Marion Oliver McCaw Hall at Seattle Center
321 Mercer Street, Seattle, Washington 98109

As noted in this document, if you received the Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. If you received a paper copy of the proxy materials by mail, the proxy statement includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. Each shareholder must present the Notice, an admission ticket or other proper form of documentation (as noted in the section “Annual Meeting Information”) to be admitted. Doors open at 8 a.m. (Pacific Time).

Please note: As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. Again this year, seating will be limited to McCaw Hall only, and we cannot guarantee seating for all shareholders. Shareholders may also log onto a live webcast of the meeting; please see details on our Investor Relations website at http://investor.starbucks.com.

Directions from Interstate 5 (I-5) to the Mercer Street Garage:  Take Exit 167, the Mercer Street/Seattle Center exit. Following the signs to Seattle Center, turn right onto Fairview Avenue; turn left onto Valley Street, stay in the center or left lanes; Valley Street becomes Broad Street; turn right on Fifth Avenue North; turn left on Roy Street; turn left on Third Avenue North and left into the parking garage.

Parking:  Parking is available in the Mercer Street Garage, which is located directly across from McCaw Hall. Please refer to the map below for additional parking locations at Seattle Center.

For more information on local transportation to the Annual Meeting of Shareholders, please visit www.seattlecenter.com/transportation.

STARBUCKS CORP.
2401 UTAH AVE. SOUTH
SEATTLE, WA 98134
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M18795-P86444	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STARBUCKS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The Board of Directors recommends you vote
FOR the following proposals:
1.	Election of Directors:		For	Against	Abstain
Nominees:
	1a.	Howard Schultz	☐	☐	☐				For	Against	Abstain

	1b.	Barbara Bass	☐	☐	☐		1i. Javier G. Teruel		☐	☐	☐

	1c.	William W. Bradley	☐	☐	☐		1j. Myron E. Ullman, III		☐	☐	☐

	1d.	Mellody Hobson	☐	☐	☐		1k. Craig E. Weatherup		☐	☐	☐

	1e. 1f.	Kevin R. Johnson Olden Lee	☐ ☐	☐ ☐	☐ ☐	2.	Ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending October 3, 2010		☐	☐	☐

	1g.	Sheryl Sandberg	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:
	1h.	James G. Shennan, Jr.	☐	☐	☐	3.	Shareholder proposal regarding recycling strategy for beverage containers		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each personally sign. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:
The Notice and Proxy Statement and Fiscal 2009 Annual Report are available at www.proxyvote.com.

M18796-P86444
Proxy
STARBUCKS CORPORATION

Annual Meeting of Shareholders

March 24, 2010 10:00 AM

This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoint(s) Howard Schultz and Paula E. Boggs, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of stock of STARBUCKS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 10:00 AM, (Pacific Time) on Wednesday, March 24, 2010 at the Marion Oliver McCaw Hall, Seattle, Center 321 Mercer Street Seattle, WA 98109, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
At their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any postponements(s) or adjournment(s) thereof.